UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.               )

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☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way
Palo Alto, CA 94304

December 29, 2005

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2006 Annual Meeting of Stockholders to be held on Thursday, February 16, 2006 at 4:00 p.m. at the Sheraton Palo Alto Hotel, Justine’s Room, 625 El Camino Real, Palo Alto, California 94301.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please sign and return your proxy card in the enclosed envelope as soon as possible so that your vote will be counted.

Sincerely,

Richard M. Levy
Chairman of the Board and Chief Executive Officer

Varian Medical Systems, Inc.
3100 Hansen Way
Palo Alto, CA 94304

December 29, 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 16, 2006 at 4:00 p.m. at the Sheraton Palo Alto Hotel, Justine’s Room, 625 El Camino Real, Palo Alto, California 94301.

At this annual meeting we will ask you to:

•       elect three directors to serve until the 2009 Annual Meeting of Stockholders and one director to serve until the 2007 Annual Meeting of Stockholders;

•       approve the Varian Medical Systems, Inc. Amended and Restated 2005 Omnibus Stock Plan;

•       ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006; and

•       transact any other business that properly comes before the annual meeting.

Your Board of Directors has selected December 19, 2005 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our offices at 3100 Hansen Way, Palo Alto, California 94304 for ten days before the meeting.

This Proxy Statement, a proxy card and our 2005 Annual Report on Form 10-K are being distributed on or about December 29, 2005 to those entitled to vote.

By Order of the Board of Directors,
John W. Kuo
Secretary

GENERAL INFORMATION

Q:             Who is soliciting my proxy?

A:             The Board of Directors—the Board—of Varian Medical Systems, Inc.—the Company—is sending you this Proxy Statement in connection with our solicitation of proxies for use at the 2006 Annual Meeting of Stockholders—the Annual Meeting. Certain directors, officers and employees also may solicit proxies on our behalf by mail, phone, fax or in person. Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, has been hired to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:             Who is paying for this solicitation?

A:             The Company will pay for the solicitation of proxies. The Company’s directors, officers and employees will not receive additional remuneration. We expect that the Company will pay Georgeson Shareholder Communications, Inc. not more than $15,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of the Company’s common stock.

Q:             What am I voting on?

A:             You will be voting on three proposals. Proposal One is for the election of  Timothy E. Guertin, David W. Martin, Jr., M.D., Ruediger Naumann-Etienne and Kent J. Thiry to the Board. Mr. Guertin, Dr. Martin and Mr. Naumann-Etienne have been nominated for election for three-year terms ending at the 2009 Annual Meeting of Stockholders. Mr. Thiry has been nominated for election for a one-year term ending at the 2007 Annual Meeting of Stockholders.

Proposal Two is for the approval of the Varian Medical Systems, Inc. Amended and Restated 2005 Omnibus Stock Plan—the Amended 2005 Omnibus Stock Plan—which amends the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan—the 2005 Omnibus Stock Plan—to provide for the granting of Deferred Stock Units to non-employee directors—directors of the Company who are employees of neither the Company nor any affiliate of the Company.

Proposal Three is for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2006.

Q:             Who can vote?

A:             Only those people who owned the Company’s common stock at the close of business on December 19, 2005, the record date for the Annual Meeting, may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:             How do I vote?

A:             You may vote your shares either in person or by proxy. To vote by proxy, please mark, date, sign and mail the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy card. If you sign and return your proxy card in time, the individuals named as proxyholders will vote your shares as you instruct, including with respect to cumulative voting for directors. If you sign and return your proxy card but do not mark your voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director, FOR the approval of the Amended 2005

Omnibus Stock Plan and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2006. With respect to the election of directors, the proxyholders will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees in such order as they may determine.

Q:             What constitutes a quorum?

A:             On the record date, the Company had 131,834,737 shares of common stock, $1.00  par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the meeting are present in person or represented by proxy. We include the shares of persons who abstain in determining those present and entitled to vote. We also include shares held by brokers in “street” or “nominee” name when the broker has discretionary authority to vote on at least one matter.

Q:             What vote is needed?

A:             For Proposal One, the election of directors, the four nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors shall be elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election. “Broker non-votes”—votes that brokers do not have the discretion to cast because they have not received instructions from the beneficial holders—also will have no effect on the outcome of the election.

For Proposal Two, the approval of the Amended 2005 Omnibus Stock Plan, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Two is required in order to approve the Amended 2005 Omnibus Stock Plan. An abstention on Proposal Two will be included in the total number of shares entitled to vote and, therefore, will have the effect of a vote against the proposal. “Broker non-votes” in respect of this proposal will not affect the outcome of the proposal.

For Proposal Three, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three is required in order to ratify the appointment of PricewaterhouseCoopers LLP. An abstention on Proposal Three will be included in the total number of shares entitled to vote on Proposal Three and, therefore, will have the effect of a vote against the proposal. “Broker non-votes” in respect of this proposal will not affect the outcome of the proposal.

Q:             Can I vote on other matters?

A:             You are entitled to vote on any other matters that are properly brought before the annual meeting. Our by-laws limit the business conducted at any annual meeting to (1) business in the notice of the meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has notified our Secretary in writing (at our Palo Alto, California headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting. The notice must briefly describe the business to be brought and the reasons; give the name, address and number of shares owned by the stockholder of record and any beneficial holder for which the proposal is made; and identify any material interest the stockholder of record or any beneficial owner has in the business.

We do not expect any matters other than the election of the directors, the approval of the Amended 2005 Omnibus Stock Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to come before the Annual Meeting. If any other matter is presented, your signed proxy card gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange

Act of 1934—the Exchange Act—(which includes matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of the mailing of last year’s proxy statement).

Q:             When are stockholder proposals due for the 2007 Annual Meeting?

A:             To be considered for presentation in the proxy statement and on the proxy card for our 2007 Annual Meeting of Stockholders, the Company must receive a stockholder proposal no later than August 31, 2006.

Q:             How do I nominate someone to be a director?

A:             A stockholder may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders by notifying our Secretary in writing (at our Palo Alto, California headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting, which for the 2007 Annual Meeting of Stockholders will be no earlier than September 30, 2006 and no later than October 30, 2006. The notice must include the full name, age, business and residence addresses, principal occupation or employment of the potential candidate, the number of shares of the Company’s common stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Exchange Act and the nominee’s written consent to the nomination and to serve, if elected.

Q:             How does the Board select nominees for the Board?

A:             The Company’s Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and the Company’s management, and does not evaluate candidates differently based upon the source of the nominee. The Nominating and Corporate Governance Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of knowledge, experience and capability on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to New York Stock Exchange listed companies and other regulatory requirements applicable to the Company. A stockholder may recommend potential candidates for director by notifying our Secretary in writing (at our Palo Alto, California headquarters).

Q:             Are there any minimum qualifications required for a director nominee?

A:             As set forth in its charter and in the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee’s criteria for selecting director nominees include:  knowledge, skills, experience in business, finance, administration and relevant technical disciplines; business management experience; international business experience and experience in industries beyond healthcare; knowledge about our industry and technology or other areas of knowledge useful to the Company’s business and product lines; gender and racial diversity and other attributes that the Nominating and Corporate Governance Committee determines will contribute to the Company’s success and achievement of its business and social goals. The Nominating and Corporate Governance Committee will also consider the candidate’s ability to serve the long-term interests of the Company’s stockholders and availability to devote time to the Company’s affairs. Please see our Corporate Governance Guidelines for additional details on our policy, process and membership criteria.

Q:             How may I communicate with the Board of Directors?

A:             Stockholders may communicate directly with the Board, the Board’s “lead’’ non-employee director or another director or group of directors through the lead director by sending an e-mail to “lead.director@varian.com.”  Messages intended for another specific director will be forwarded to such director.

PROPOSAL ONE
ELECTION OF DIRECTORS

Varian Medical Systems, Inc.’s Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors for three-year terms that expire at the 2009 Annual Meeting and one individual to serve as a director for a one-year term that expires at the 2007 Annual Meeting. All four nominees, Timothy E. Guertin, David W. Martin, Jr., M.D., Ruediger Naumann-Etienne and Kent J. Thiry, are now members of the Board. Mr. Guertin and Mr. Thiry were appointed by the Board in August 2005 to fill two newly created seats on the Board.

The individuals named as proxyholders will vote your proxy for the election of the four nominees unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Below are the names and ages of the Company’s directors, the years they became directors, their principal occupations or employment for at least the past five years and directorships they hold in other public companies.

Nominees for Election for a Three-Year Term Ending with the 2009 Annual Meeting

•	Timothy E. Guertin

Age 56, a director since 2005. Our President since August 2005 and Chief Operating Officer since October 2004. Our Corporate Executive Vice President from October 2002 to August 2005 and President of our Oncology Systems business unit from February 1993 to October 2004. He was Corporate Vice President from 1992 to 2002. Mr. Guertin will become our Chief Executive Officer effective as of the close of business on February 17, 2006.

•	David W. Martin, Jr., M.D.

Age 64, a director since 1994. Chairman and Chief Executive Officer of AvidBiotics, Inc. (a biotechnology company) since 2004. Previously, Chairman and Chief Executive Officer of GangaGen, Inc. (a biotechnology company) from 2003 to 2004. From 1997 to 2003, President and Chief Executive Officer of Eos Biotechnology, Inc. (a biotechnology company). Also a director of Cubist Pharmaceuticals, Inc. (a biopharmaceutical company).

•	Ruediger Naumann-Etienne

Age 59, a director since 2003. Owner and Managing Director of Intertec Group (an investment company specializing in the medical technology field) since 1989. Also, Vice-Chairman of the Board of Directors of Cardiac Science Corporation (formerly Quinton Cardiology Systems, a medical equipment company) since 2005, having previously been Chairman from 2000 to 2005. From 1993 to 1999, Chairman of the Board of Directors of OEC Medical Systems (a provider of interoperative imaging solutions, acquired by General Electric Corporation). Also a director of BioRad Laboratories, Inc. (a provider of research and clinical diagnostic products).

Nominee for Election for a One-Year Term Ending with the 2007 Annual Meeting

•	Kent J. Thiry

Age 49, a director since 2005. Chairman and Chief Executive Officer of DaVita Inc. (a provider of dialysis services) since October 1999. From June 1997 until October 1999, Chairman and Chief Executive Officer of Vivra Holdings, Inc. (a company formed to operate the non-dialysis business of Vivra, Incorporated).

Directors Continuing in Office Until the 2007 Annual Meeting

•	John Seely Brown

Age 65, a director since 1998. Retired; former Vice President of Xerox Corporation from 1986 to 2002 and Chief Scientist from 1992 to 2002. Director of the Xerox Palo Alto Research Center from 1990 to 2000. Also a director of Corning Incorporated (a diversified technology company), Polycom, Inc. (a provider of video, voice, data and web conferencing solutions) and Amazon.com, Inc. (an on-line retailer).

•	R. Andrew Eckert

Age 44, a director since 2004. Chief Executive Officer and President of Eclipsys Corporation (a healthcare information management software provider) since October 2005. From 2004 to 2005, Chief Executive Officer of SumTotal Systems, Inc. (an enterprise software provider). From 2002 to 2004, Chief Executive Officer of Docent Inc. (an enterprise software provider). Previously, Chairman and Chief Executive Officer of ADAC Laboratories (a medical imaging company) from 1997 to 2000. Also a director of Connetics Corporation (a specialty pharmaceutical company).

•	Samuel Hellman, M.D.	Age 71, a director since 1992. A. N. Pritzker Distinguished Service Professor in the Department of Radiation and Cellular Oncology at the University of Chicago since 1993.

Directors Continuing in Office Until the 2008 Annual Meeting

•	Susan L. Bostrom

Age 45, a director since 2004. Senior Vice President of the Internet Business Solutions Group at Cisco Systems, Inc. (a networking equipment provider) since February 2000 and took on responsibility for Worldwide Government Affairs in October 2002. From 1998 to February 2000, Vice President of the Internet Business Solutions Group at Cisco Systems, Inc.

•	Richard M. Levy

Age 67, a director since 1999. Our Chairman of the Board since February 2003 and Chief Executive Officer since April 1999. Our President from April 1999 to August 2005. Previously, our Executive Vice President responsible for our medical systems business from 1990 to April 1999. Mr. Levy will retire as our Chief Executive Officer effective as of the close of business on February 17, 2006. Also a director of Pharmacyclics, Inc. (a pharmaceutical company).

•	Allen S. Lichter, M.D.

Age 59, a director since 2003. Dean of the University of Michigan Medical School since 1999, after first serving as interim Dean starting 1998 while concurrently maintaining his position as professor of radiation oncology in its Department of Radiation Oncology.

Corporate Governance; the Board and Committees of the Board; and Board and Committee Meetings

The Company is committed to strong corporate governance, and has adopted policies and practices that comply with or exceed the New York Stock Exchange listing requirements and the Exchange Act. These policies and practices include:

•       The Board has adopted clear corporate governance policies articulated in the Company’s Corporate Governance Guidelines, which includes basic director duties and responsibilities.

•       A majority of the Board members are independent of the Company and its management.

•       All members of our key Board committees—the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee—are independent.

•       The Company has appointed a “lead” non-employee director who presides at all meetings of non-management or independent directors. Dr. Martin has served in this capacity since August 2004.

•       The Board has also adopted a Code of Business Ethics applicable to all of the Company’s employees, including the executive officers.

•       The Company has hotlines for employees to report ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

•       The Board conducts an annual self-assessment on its effectiveness and the effectiveness of each of its committees. In addition, the Board has a process whereby its members are subject to periodic self-evaluation and self-assessment.

•       Directors are expected to attend all stockholder meetings, and all directors were in attendance at the Company’s 2005 annual meeting of stockholders (except Mr. Thiry and Mr. Guertin, who were not serving as directors at that time).

•       The Board has a retirement age of 70, although the Board has suspended this requirement for Dr. Hellman so that he may serve until the 2007 Annual Meeting, which is the expiration of the full three-year term to which he was elected.

•       The Board encourages director continuing education through a mix of in-house and third-party presentations and programs, including programs that are certified by Institutional Shareholder Services. The Nominating and Corporate Governance Committee is charged with tracking director continuing education. Directors’ expenses associated with attendance at such continuing education events are reimbursed by the Company.

•       The annual cycle of agenda items for Board meetings reflects Board requests and changing business and legal issues. The Board receives regularly scheduled presentations from the Company’s finance department and major business units and operations. The Board’s annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects and evaluation of the Chief Executive Officer and management succession.

The Board met four times in fiscal year 2005, with executive sessions of the independent directors (who are also non-management directors) at each of these Board meetings. The Board has determined that Ms. Bostrom, Mr. Brown, Mr. Eckert, Dr. Hellman, Dr. Lichter, Dr. Martin, Mr. Naumann-Etienne and Mr. Thiry are “independent” for purposes of the Exchange Act and New York Stock Exchange listing requirements and under the Company’s Corporate Governance Guidelines. Mr. Levy, our Chairman of the

Board and Chief Executive Officer, and Mr. Guertin, our President and Chief Operating Officer, are not “independent” since they are employees. The Board considered transactions and relationships, both direct and indirect, between each director or his or her immediate family and the Company and its subsidiaries and affirmatively determined that none of Mr. Brown, Mr. Eckert, Dr. Martin, Mr. Naumann-Etienne and Mr. Thiry has any relationship, either direct or indirect, with the Company other than being a director and/or stockholder of the Company.

Dr. Hellman is employed as the A. N. Pritzker Distinguished Service Professor in the Department of Radiation and Cellular Oncology at the University of Chicago. The Company has and does sell its products and services to the University of Chicago in the ordinary course of business. In fiscal years 2005, 2004 and 2003, The University of Chicago paid the Company approximately $150,000, $105,000, and $637,000, respectively, for products and services. The University of Chicago’s revenues were approximately $2.1 billion, $1.9 billion and $1.8 billion, respectively, in 2005, 2004 and 2003. Based on its understanding of these transactions and Dr. Hellman’s roles at the University of Chicago, the Board has determined that Dr. Hellman does not have a direct or indirect material interest in any of these transactions or otherwise have any relationship that is inconsistent with a determination that he is independent and is therefore “independent” for purposes of the Exchange Act and New York Stock Exchange listing requirements and under the Company’s Corporate Governance Guidelines.

Dr. Lichter is employed as the Dean of the University of Michigan Medical School. The Company has and does sell its products and services and does pay patent license fees to the University of Michigan in the ordinary course of business. In fiscal years 2005, 2004 and 2003, The University of Michigan paid the Company approximately $310,000,  $130,000, and $1,520,000, respectively, for products and services and the Company paid The University of Michigan approximately $1,675,000, $1,255,000 and $888,000 in patent license fees. The University of Michigan’s revenues were approximately $3.9 billion in 2004 and $3.9 billion in 2003. No revenues have been published for 2005. The Board has determined that Dr. Lichter does not have a direct or indirect material interest in any of these transactions and is “independent” for purposes of the Exchange Act and New York Stock Exchange listing requirements and under the Company’s Corporate Governance Guidelines.

Additionally, Ms. Bostrom, Dr. Hellman and Dr. Lichter each serve as an outside director or on the scientific advisory committee of organizations that are customers of the Company. The Board has determined that such relationships are immaterial and are not inconsistent with a determination that the director is “independent” for purposes of the Exchange Act and New York Stock Exchange listing requirements and under the Company’s Corporate Governance Guidelines.

Effective as of December 15, 2005, we have five standing committees of the Board: the Audit Committee, the Compensation and Management Development Committee, the Executive Committee, the Nominating and Corporate Governance Committee and the Stock Grant Committee. Each of these committees, except for the Stock Grant Committee, has a written charter approved by the Board that clearly establish the committee’s roles and responsibilities. A copy of the charters for the Audit Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee, as well as the Company’s Corporate Governance Guidelines and Code of Business Ethics, can be found at the “Corporate Governance” link under the “Investor Relations” webpage at www.varian.com and are available in printed hardcopy format upon written request to our Secretary at our Palo Alto, California headquarters.

Prior to December 15, 2005, we also had a Strategy and Technology Committee, which was responsible for reviewing the Company’s long-term research and development programs, evaluating technologies that may be candidates for investment or acquisition, identifying and evaluating emerging technologies that could be an opportunity or disruption to the Company’s business, and making recommendations and providing advice to the Board, as appropriate, on the foregoing matters. Effective December 15, 2005, the Strategy and Technology Committee was dissolved as a standing committee of the Board and its responsibilities were assumed directly by the Board.

Audit Committee

The Audit Committee performs the following principal functions:

•       Oversees the Company’s accounting and financial reporting process and audits of financial statements.

•       Assists the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence and (iv) the performance of the Company’s internal audit function and of the independent registered public accounting firm.

•       Reports to the Board the results of its monitoring and recommendations.

•       Provides to the Board such additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

Effective as of December 15, 2005, the members of the Audit Committee are Mr. Naumann-Etienne (Chairman), Mr. Eckert and Mr. Thiry. Before that, the members of the Audit Committee were Mr. Naumann-Etienne (Chairman), Mr. Eckert and Dr. Martin. The Audit Committee met eight times in fiscal year 2005. Each member of the Audit Committee is and was “independent” for purposes of the Exchange Act and New York Stock Exchange listing requirements and under the Company’s Corporate Governance Guidelines. The Board has determined that Mr. Naumann-Etienne is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Exchange Act based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has also determined that Mr. Eckert and Mr. Thiry are financially literate based upon each of their experiences as chief executive officer of their respective organizations and their familiarity with financial statements.

Compensation and Management Development Committee

The Compensation and Management Development Committee performs the following principal functions:

•       Provides advice on management matters that have major implications to the development of the Company.

•       Administers the Company’s stock and cash incentive plans.

•       Discharges the Board’s responsibilities relating to compensation of the Company’s executive officers, including the determination of compensation of the Chief Executive Officer, the President and the other senior executives.

•       Evaluates the Company’s compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

Effective as of December 15, 2005, the members of the Compensation and Management Development Committee are Dr. Hellman (Chairman), Ms. Bostrom and Mr. Eckert. Before that, the members of the Compensation and Management Development Committee were Dr. Hellman (Chairman), Ms. Bostrom, Mr. Brown, Mr. Eckert, Dr. Lichter, Dr. Martin and Mr. Naumann-Etienne. The Compensation and Management Development Committee met four times in fiscal year 2005. Each member of the Compensation and Management Development Committee is and was “independent” for purposes of the Exchange Act and New York Stock Exchange listing requirements and under the Company’s Corporate Governance Guidelines, is and was a “non-employee director” for purposes of the Exchange Act and is and was an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended—the Internal Revenue Code.

Executive Committee

The Executive Committee performs the following principal functions:

•       Acts on matters when a meeting of the full Board is impracticable.

•       Has all the powers of the Board except those powers reserved by law to the full Board.

Effective as of December 15, 2005, the members of the Executive Committee are Mr. Levy (Chairman), Dr. Hellman and Dr. Martin. Before that, the members of the Executive Committee were Mr. Levy (Chairman), Dr. Hellman and Dr. Martin. The Executive Committee did not meet in fiscal year 2005, but conducted all of its business by unanimous written consent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee performs the following principal functions:

•       Develops and recommends to the Board the governance principles applicable to the Company and assists the Company in following appropriate corporate governance standards.

•       Identifies and recommends to the Board potential nominees to the Board, including stockholder suggestions.

•       Recommends to the Board the director nominees for committee assignments.

•       Oversees the annual evaluation of the Board’s performance.

Effective as of December 15, 2005, the members of the Nominating and Corporate Governance Committee are Dr. Martin (Chairman), Mr. Brown and Dr. Lichter. Before that, the members of the Nominating and Corporate Governance Committee were Dr. Martin (Chairman), Ms. Bostrom, Mr. Brown, Dr. Hellman and Dr. Lichter. The Nominating and Corporate Governance Committee met four times in fiscal year 2005. Each member of the Nominating and Corporate Governance Committee is and was “independent” for purposes of the Exchange Act and New York Stock Exchange listing requirements and under the Company’s Corporate Governance Guidelines.

Stock Grant Committee

The Stock Grant Committee performs the following principal functions:

•       Grants and administers stock options, restricted stock and other awards, subject to certain limitations, to non-officers of the Company.

Effective as of December 15, 2005, the members of the Stock Grant Committee are Mr. Levy (Chairman) and Dr. Martin. Before that, the members of the Stock Grant Committee were Mr. Levy (Chairman) and Dr. Martin. The Stock Grant Committee did not meet in fiscal year 2005, but conducted all of its business by unanimous written consent.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Management Development Committee.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

PROPOSAL TWO
APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC. AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN

You and other stockholders are being asked to approve an amendment and restatement of the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan—the 2005 Omnibus Stock Plan—to provide for the grant of Deferred Stock Units to non-employee directors. The amended and restated plan will be known as the Varian Medical Systems, Inc. Amended and Restated 2005 Omnibus Stock Plan—the Amended 2005 Omnibus Stock Plan.

The 2005 Omnibus Stock Plan was approved by the Board at its November 19, 2004 meeting and became effective upon the approval by stockholders at the Annual Meeting of Stockholders held on February 17, 2005. Subsequently, the Company effected modifications to the 2005 Omnibus Stock Plan necessitated by Section 409A of the Internal Revenue Code.

The Board reviewed the 2005 Omnibus Stock Plan and determined that, subject to stockholder approval of the Amended 2005 Omnibus Stock Plan, non-employee directors should be granted a combination of stock options and Deferred Stock Units and therefore that the 2005 Omnibus Stock Plan should be modified to permit the grant of such Deferred Stock Units.  The modification to the 2005 Omnibus Stock Plan to be approved by you and other stockholders relates solely to permitting the grant of Deferred Stock Units to non-employee directors. All other aspects of the Amended 2005 Omnibus Stock Plan remain the same as in the 2005 Omnibus Stock Plan. The Amended 2005 Omnibus Stock Plan was approved by the Board at its November 17, 2005 meeting (which was recessed and continued on December 7, 2005) and is effective upon an affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.  If the amendment and restatement is not approved, the 2005 Omnibus Stock Plan will continue in its current form.

Description of the Amended 2005 Omnibus Stock Plan

The following paragraphs provide a summary of the principal features of the Amended 2005 Omnibus Stock Plan, as approved by the Board, and its operation. The differences between the Amended 2005 Omnibus Stock Plan and its operation and the 2005 Omnibus Stock Plan as approved by stockholders at the Annual Meeting of Stockholders held on February 17, 2005 relate solely to permitting the grant of Deferred Stock Units to non-employee directors and are described primarily under “—Non-Employee Director Options” and “—Non-Employee Director Deferred Stock Units” below. The Amended 2005 Omnibus Stock Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Purpose

The Amended 2005 Omnibus Stock Plan is intended to promote the success of the Company by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to employees and consultants and to non-employee directors.

General

The Amended 2005 Omnibus Stock Plan provides for the granting of stock options, Stock Appreciation Rights—SARs—Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Deferred Stock Units—collectively, Awards—to eligible Amended 2005 Omnibus Stock Plan participants. The maximum number of shares of the Company’s common stock provided for Awards under the Amended 2005 Omnibus Stock Plan remains as set forth in the 2005 Omnibus Stock Plan, that is 4,000,000, plus (i) such number of shares as may be granted in substitution of other options in connection with a transaction described in Section 424(a) of the Internal Revenue Code (e.g., the acquisition of property or stock from an unrelated corporation), (ii) such number of shares authorized for issuance, but not issued, under the plans replaced by the 2005 Omnibus Stock Plan—the Prior Plans—namely, the Varian Medical Systems, Inc. Omnibus Stock Plan—the Omnibus Stock Plan—and the Varian Medical Systems, Inc. 2000 Stock Plan (i.e., as of February 17, 2005, 3,144,473 shares) and (iii) such number of shares subject to any awards granted under the Prior Plans that terminate, expire or lapse for any reason (which from February 17, 2005 to September 30, 2005 was 40,188 shares).

For purposes of determining the number of shares available for grant under the Amended 2005 Omnibus Stock Plan against the maximum number authorized above, Awards of stock options and SARs will count as one share for every one share issued, and any shares issued under Awards other than stock options or SARs, including Deferred Stock Units, will count as three shares for every one share issued. As of September 30, 2005, the number of shares available for grant under the Amended 2005 Omnibus Stock Plan was 6,949,803 shares.

The Amended 2005 Omnibus Stock Plan does not permit the re-pricing of stock options (except for proportional adjustments associated with stock dividends, mergers, consolidations, split-ups, share combinations or other change in the corporate structure of the Company affecting the shares of common stock), the “re-loading” of stock options or the granting of discounted stock options, and does not contain an evergreen provision.

Administration of the Amended 2005 Omnibus Stock Plan

The Amended 2005 Omnibus Stock Plan will be administered by the Compensation and Management Development Committee—the Committee. The members of the Committee must qualify as “non-employee directors” under Rule 16b-3 under the Exchange Act, as “independent directors” under Section 303A.02 of the New York Stock Exchange listing requirements and as “outside directors” under Section 162(m) of the Internal Revenue Code (for purposes of qualifying the Amended 2005 Omnibus Stock Plan as performance-based compensation under Section 162(m)).

Subject to the terms of the Amended 2005 Omnibus Stock Plan and except as described below with respect to stock options and Deferred Stock Units granted to non-employee directors, the Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Committee may delegate to one or more officers or directors appointed by the Committee its authority to grant and administer Awards, but only the Committee can make Awards to employees who are subject to Section 16 of the Exchange Act.

Eligibility to Receive Awards

Employees and consultants of the Company and its affiliates are eligible to be selected to receive one or more Awards. The actual number of individuals who will receive Awards under the Amended 2005 Omnibus Stock Plan cannot be determined because eligibility for participation in the Amended 2005 Omnibus Stock Plan is in the discretion of the Committee. The Amended 2005 Omnibus Stock Plan also provides for the grant of non-qualified stock options and Deferred Stock Units to the Company’s non-employee directors. Options and Deferred Stock Units granted to non-employee directors will be determined and administered by the Board.

Options

The Committee may grant non-qualified stock options, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The number of shares covered by each option will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options for more than 4,000,000 shares.

The price of the shares of the Company’s common stock subject to each stock option is set by the Committee but cannot be less than 100% of the fair market value on the date of grant of the shares covered by the option. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value on the grant date if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive such options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares of the Company’s common stock that are already owned by the participant, or by any other means that the Committee determines to be consistent with the Amended 2005 Omnibus Stock Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee, which generally will not be more than 10 years after the date of grant (except in certain cases involving the death of the optionee). The Committee may extend the maximum term of any option granted under the Amended 2005 Omnibus Stock Plan, subject to the preceding limits.

Non-Employee Director Options

Under the Amended 2005 Omnibus Stock Plan, the Board shall, from time to time, determine the number of shares subject to stock options to be issued to each non-employee director. Such non-employee director options may only be non-qualified options. In connection with its decision to modify the 2005 Omnibus Stock Plan to provide for the granting of Deferred Stock Units to non-employee directors and grant Deferred Stock Units in the amounts described in the next section, the Board determined, subject to stockholder approval of the Amended 2005 Omnibus Stock Plan, to reduce the initial grant of stock options to each new non-employee director to 16,000 shares of the Company’s common stock from 30,000 shares of common stock and to reduce the annual grants of stock options to each continuing non-employee director to 8,000 shares of the Company’s common stock from 15,000 shares of common stock.

The exercise price of each non-employee director option will be 100% of the fair market value on the date of grant of the shares covered by the option. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive such options in connection with a corporate reorganization. Each option will become exercisable on the grant date. All options granted to non-employee directors generally will have a term of 10 years from the date of grant. If a director terminates service on the Board prior to an option’s normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, non-employee directors may elect to receive options for shares of the Company’s common stock in lieu of cash compensation. Such options will be granted at fair market value on the date that the foregone cash compensation otherwise would have been paid, with a net exercise price of four times the value of the compensation earned.

Non-Employee Director Deferred Stock Units

Under the Amended 2005 Omnibus Stock Plan, the Board shall, from time to time, determine the number of Deferred Stock Units to be granted to each non-employee director. The Board determined, subject to stockholder approval of the Amended 2005 Omnibus Stock Plan, to grant each non-employee director an initial award of 4,000 Deferred Stock Units and each continuing non-employee director annual grants of 2,000 Deferred Stock Units, in addition to the number of options that each such director may receive, as described in the previous section. Deferred Stock Units will vest over a period of not less than one year from the date of grant, unless otherwise provided in the grant agreement as determined by the Board, and vesting may be pro rata during the vesting period. Unless otherwise provided in the grant agreement as determined by the Board, payment of Deferred Stock Units will be made in shares of the Company’s common stock, with one share of the Company’s common stock being issued for each Deferred Stock Unit. Payment may be made in a lump sum, in installments and may be made on a deferred basis. Under the form of grant agreement approved by the Board, no shares will be distributed to the non-employee director until the earlier of three years after grant date or upon departure from the Board.

Stock Appreciation Rights

The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 2,000,000 shares. Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying: (1) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the grant date), times (2) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of the Company’s common stock, as determined by the Committee. SARs are exercisable at the times and on the terms established by the Committee.

Restricted Stock Awards and Restricted Stock Unit Awards

Restricted stock Awards and Restricted Stock Unit Awards are shares of the Company’s common stock that vest in accordance with terms and conditions established by the Committee. The number of shares of restricted stock granted to a participant (if any) will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 400,000 shares.

In determining whether an award of restricted stock or Restricted Stock Units should be made, and/or the vesting schedule for an award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may determine to grant restricted stock or Restricted Stock Units only if performance goals established by the Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Committee. See discussion below under “—Performance Goals.”

Performance Units and Performance Shares

Performance Units and Performance Shares are Awards that will result in a payment to a participant only if performance goals established by the Committee are satisfied. The initial value of each Performance Unit and each Performance Share shall not exceed the fair market value (on the date of grant) of a share of the Company’s common stock. The applicable performance goals will be determined by the Committee, and may be applied on a Company-wide or an individual business unit basis, as deemed appropriate in light of the participant’s specific responsibilities. See discussion below under
“—Performance Goals.”

In addition to the performance requirements discussed above, Performance Units and Performance Shares are subject to additional limits set forth in the Amended 2005 Omnibus Stock Plan. During any fiscal year of the Company, no participant shall receive more than 400,000 Performance Units or Performance Shares.

Performance Goals

The Committee in its discretion may make performance goals applicable to a participant with respect to an Award. At the Committee’s discretion, one or more of the following performance goals may apply: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return. The Committee may also use other performance goals.

EBIT means the Company’s or a business unit’s income before reductions for interest and taxes. EBITDA means the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization. Earnings per share means the Company’s or a business unit’s net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means the Company’s or a business unit’s income after taxes. Operating cash flow means the Company’s or a business unit’s sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or a business unit’s, as applicable, average net assets. Return on equity means the percentage equal to the Company’s net income, divided by average stockholders’ equity. Return on sales means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or the business unit’s, as applicable, revenue. Revenue means the Company’s or a business unit’s sales. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share.

Nontransferability of Awards

In general, Awards granted under the Amended 2005 Omnibus Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and during his or her lifetime any Awards may be exercised only by the recipient. Notwithstanding the above, the Committee (or the Board, in the case of Awards granted to non-employee directors) may, in its discretion, permit Awards to be transferred to an individual or entity other than the Company subject to such restrictions as the Committee or the Board may impose.

Dividend Equivalents

Recipients of Awards may, if so determined by the Committee (or by the Board in case of Awards to non-employee directors), be entitled to receive cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends declared with respect to shares of common stock of the Company, and the Committee or the Board may provide that such amounts shall be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

Tax Aspects

A recipient of a stock option or SAR will not have taxable income upon the grant of the option. For options and SARs other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price (the “appreciation value”) on the date of exercise. In the United States, any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon the exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale exceeds the option price.

Unless the participant elects to be taxed at the time of receipt of restricted stock, the participant will not have taxable income upon receipt of the Award, but upon vesting. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting. A recipient of Restricted Stock Units, Performance Units, Performance Shares or Deferred Stock Units will not have taxable income upon receipt of the Award; instead the participant will be taxed upon payment of the Award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Internal Revenue Code imposes certain restrictions on deferred compensation arrangements. Awards that are treated as deferred compensation under Section 409A of the Internal Revenue Code are intended to meet the requirements of this Internal Revenue Code Section.

At the discretion of the Committee, the Amended 2005 Omnibus Stock Plan allows a participant to satisfy tax withholding requirements under U.S. federal and state tax laws or applicable foreign tax laws in connection with the exercise or receipt of an Award by electing to have shares of common stock withheld, or by delivering to the Company already-owned shares, having a value equal to the amount required to be withheld.

The Company will be entitled to a tax deduction in connection with an Award under the Amended 2005 Omnibus Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income. In addition, Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with conditions imposed by Section 162(m), including the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during one year, and if for Awards other than options and SARs, the Amended 2005 Omnibus Stock Plan sets forth performance goals which must be achieved prior to payment of the Awards. The Amended 2005 Omnibus Stock Plan has been designed to permit the Committee to grant Awards that satisfy the requirements of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

Awards Under the Amended 2005 Omnibus Stock Plan

Awards under the Amended 2005 Omnibus Stock Plan will be made at the discretion of the Committee. The Committee has not made any decisions on the amount and type of Awards that are to be made to employees of the Company in future years under the Amended 2005 Omnibus Stock Plan. The following table sets forth information concerning stock-related awards made for fiscal year 2005 under the Prior Plans and the 2005 Omnibus Stock Plan to the Company’s named executive officers, executive officers as a group, non-employee directors as a group, and non-executive employees as a group. This information may not be indicative of awards that will be made under the Amended 2005 Omnibus Stock Plan in future years.

Name and Position	Dollar Value ($)(1)	Awards Granted(2)
Richard M. Levy	10,470,150	265,000
Chairman and Chief Executive Officer
Elisha W. Finney	3,555,900	90,000
Corporate Senior Vice President and Chief Financial Officer
Timothy E. Guertin	6,914,250	175,000
President and Chief Operating Officer
Robert H. Kluge	3,160,800	80,000
Corporate Vice President and President, X-Ray Products
Dow R. Wilson	3,728,480	94,368	(3)
Corporate Executive Vice President and President, Oncology Systems
Executive Group	32,813,055	830,500
Non-Employee Director Group	7,481,535	189,358
Non-Executive Employee Group	67,403,823	1,705,994	(4)

(1)          Based on the closing price of $39.51 for the Company’s common stock on the New York Stock Exchange on September 30, 2005.

(2)          Except as indicated in the footnotes below, only Awards of stock options were made during fiscal year 2005. Options were granted at an exercise price of 100% of the market price of the underlying shares of the Company’s common stock on the date of grant, become exercisable over three years at the rate of approximately one-third each year and expire no later than 10 years from the date of grant.

(3)          Includes 44,368 shares of restricted common stock that vest in cumulative installments of one-third every five years.

(4)          Includes 1,000 shares of restricted common stock that vest in cumulative installments of one-half every six months.

Amendment and Termination of the Amended 2005 Omnibus Stock Plan

The Board generally may amend or terminate the Amended 2005 Omnibus Stock Plan at any time and for any reason; provided, however, that any such amendment shall be subject to the approval of the stockholders to the extent required by applicable law or regulation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC. AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN.

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP—PwC—as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for fiscal year 2006, and stockholders are being asked to ratify this appointment. Since 1962, PwC or its predecessors has been the Company’s independent accounting firm, first as Lybrand, Ross Bros. & Montgomery from 1962 until 1972, then as Coopers & Lybrand from 1972 to 1997, and subsequently as PwC from 1998 to the present.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and the Company and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that the engagement audit partner of PwC for the Company is subject to regular rotation and the most recent rotation occurred in fiscal year 2003. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit the appointment of PwC to stockholders for ratification. In the event that this appointment of PwC is not ratified by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three, the Audit Committee will review its future appointment of PwC.

A representative of PwC will be present at the Annual Meeting, have an opportunity to make a statement if he or she desires and be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

All audit and permissible non-audit services to be provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the Securities and Exchange Commission—the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to the Company by PwC for professional services rendered for the fiscal years ended September 30, 2005 and October 1, 2004:

Fee Category	Fiscal Year 2005	Fiscal Year 2004
Audit Fees	$1,215,277	$1,069,629
Audit-Related Fees	1,789,325	424,100
Tax Fees	409,550	495,837
All Other Fees	21,485	2,600
Total Fees	$3,435,637	$1,992,166

Audit Fees.   Consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in Form 10-Q quarterly reports, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.   Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”  These services include professional services requested by the Company in connection with its compliance with the required testing of internal control over financial reporting as mandated by Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal year 2005, consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions. For fiscal years 2005 and 2004, Audit-Related Fees of approximately $1,738,000 and $305,000, respectively, were related to professional services requested by the Company in connection with its compliance with the required testing of internal control over financial reporting as mandated by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees.   Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $229,000 and $241,000 in fiscal years 2005 and 2004, respectively. All other tax fees were $181,000 and $255,000 in fiscal years 2005 and 2004, respectively.

All Other Fees.   Consist of fees for products and services other than the services reported above. All Other Fees were related to certain agreed-upon procedures for fiscal year 2005 and a state environmental program compliance review for fiscal year 2004.

The Audit Committee determined that the provision of the services by PwC, and the fees that Company paid for these services, is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services provided by PwC in fiscal years 2005 and 2004 in accordance with the foregoing policy.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2005: (1) the beneficial owners of more than five percent of the Company’s common stock and the number of shares they beneficially owned based on information provided in the most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as noted, each person has sole voting and investment power over the shares shown in this table. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 131,415,337 shares of common stock outstanding on December 1, 2005 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after December 1, 2005.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned(1)	Percent of Class
Stockholders
Barclays Global Investors NA(2)	7,960,746	6.06
45 Fremont Street
San Francisco, California 94105
Directors, Nominees for Director and Named Executive Officers
Susan L. Bostrom(3)	40,750	*
John Seely Brown(4)	79,092	*
R. Andrew Eckert(5)	38,000	*
Samuel Hellman, M.D.(6)	77,384	*
Allen S. Lichter, M.D.(7)	75,600	*
David W. Martin, Jr., M.D.(8)	191,802	*
Ruediger Naumann-Etienne(9)	62,000	*
Kent J. Thiry(10)	30,000	*
Richard M. Levy(11)	3,640,144	2.70
Elisha W. Finney(12)	454,401	*
Timothy E. Guertin(13)	883,895	*
Robert H. Kluge(14)	550,074	*
Dow R. Wilson(15)	61,034	*
All directors, nominees for director and executive officers as a group (15 persons)(16)	6,398,661	4.66

   *           The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2005.

(1)          Includes shares the directors and officers could acquire under exercisable stock options or stock options vesting within 60 days of December 1, 2005.

(2)          Based on a Schedule 13G dated January 10, 2005, Barclays Global Investors, NA., has the sole power to vote 7,235,877 of these shares and sole power to dispose of 7,960,746 of these shares.

(3)          Amount shown includes 40,000 shares that may be acquired under exercisable stock options.

(4)          Amount shown includes 76,092 shares that may be acquired under exercisable stock options.

(5)          Amount shown includes 35,000 shares that may be acquired under exercisable stock options.

(6)          Amount shown includes 71,644 shares that may be acquired under exercisable stock options.

(7)          Amount shown includes 74,400 shares that may be acquired under exercisable stock options.

(8)          Amount shown includes 187,762 shares that may be acquired under exercisable stock options.

(9)          Amount shown includes 55,000 shares that may be acquired under exercisable stock options.

(10)   Amount shown consists of 30,000 shares that may be acquired under exercisable stock options.

(11)   Amount shown includes 3,301,364 shares that may be acquired under exercisable stock options or stock options vesting within 60 days of December 1, 2005. Also, 338,032 shares are held in a trust of which Mr. Levy is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Levy’s wife.

(12)   Amount shown includes 407,214 shares that may be acquired under exercisable stock options or stock options vesting within 60 days of December 1, 2005. Also, 23,176 shares are held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(13)   Amount shown includes 818,155 shares that may be acquired under exercisable stock options or stock options vesting within 60 days of December 1, 2005.

(14)   Amount shown includes 494,325 shares that may be acquired under exercisable stock options or stock options vesting within 60 days of December 1, 2005.

(15)   Amount shown includes 16,666 shares that may be acquired under exercisable stock options or stock options vesting within 60 days of December 1, 2005.

(16)   Amount shown includes 5,808,443 shares that may be acquired under exercisable stock options or stock options vesting within 60 days of December 1, 2005 and 369,028 shares held indirectly, as described in footnotes 11 and 12.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Varian Medical Systems, Inc. common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and the Company must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on its review of copies of the reports filed with the SEC and written representations of its directors and executive officers, the Company believes all persons subject to reporting filed the required reports on time in fiscal year 2005.

COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

Compensation of Directors

Annual Cash Compensation.   For fiscal year 2005, each non-employee director received an annual retainer of $35,000, except that the lead director received an annual retainer of $50,000. The chairs of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee also received an additional $5,000 annual retainer for serving in such positions, and the chair of the Audit Committee received an additional $10,000. Each non-employee director also received $1,500 for each Board and committee meeting the director attended. Directors who are employees receive no compensation for their services as directors. All directors, however, receive reimbursement for out-of-pocket expenses of the directors’ and the directors’ spouses (including tax reimbursement for spousal expenses) associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs. In fiscal year 2005, reimbursements for expenses of the spouses of the non-employee directors and associated tax reimbursement were: Dr. Martin, $1,820 (including $773 of tax reimbursement); Mr. Eckert, $5,653 (including $2,402 of tax reimbursement); and Dr. Hellman, $16,070 (including $6,828 of tax reimbursement). Information regarding reimbursement for the expenses of Mr. Levy’s spouse are included in the Summary Compensation Table below. Directors may convert their annual retainers to options to purchase the Company’s common stock at the rate of $1 cash to $4 of stock options, at an exercise price equal to the fair market value of the common stock on the grant date, which is the date that the cash compensation otherwise would have been paid. These options are immediately exercisable and expire 10 years after the grant date unless terminated earlier. Directors may alternatively elect to defer their retainer and/or meeting fees under our Deferred Compensation Plan. See “—Deferred Compensation Plan” below.

During fiscal year 2005, we paid to our directors, or deferred on their behalf, a total of $465,500 in retainers and fees, of which $130,000 was converted to stock options at the rate described above. The Board met four times in fiscal year 2005. Each director attended at least 75% of the total Board and applicable committee meetings that were held while he or she was a director in fiscal year 2005

The following table sets forth the annual retainer, meeting and committee fees received by each non-employee director during fiscal year 2005:

	Annual Retainer Fee	Board and Committee Meeting Fees ($)				Total Cash Compensation
	($)	November	February	May	August	($)
Susan L. Bostrom	35,000	5,000	7,500	1,500	4,500	53,500
John S. Brown(1)	35,000	4,000	6,000	6,000	4,500	55,500
R. Andrew Eckert(2)	52,500	2,000	3,000	6,000	3,000	66,500
Samuel Hellman, M.D.(3)	40,000	4,000	6,000	6,000	4,500	60,500
David W. Martin, Jr., M.D.(4)	55,000	5,000	7,500	10,500	7,500	85,500
Ruediger Naumann-Etienne	45,000	5,000	7,500	9,000	4,500	71,000
Allen S. Lichter, M.D.	35,000	4,000	6,000	6,000	4,500	55,500
Kent J. Thiry(5)	17,500	—	—	—	—	17,500

(1)          Mr. Brown elected to convert his annual retainer fee to stock options. He received options for 3,866 shares of common stock at an exercise price of $36.22 (the closing price on February 18, 2005) as a result.

(2)          Mr. Eckert joined the Board in October 2004 and his annual retainer fee includes a prorated amount of $17,500 for service through the February 2005 Board meeting.

(3)          Dr. Hellman elected to convert his annual retainer fees to stock options. He received options for 4,418 shares of common stock at an exercise price of $36.22  (the closing price on February 18, 2005) as a result.

(4)          Mr. Martin elected to convert his annual retainer fees to stock options. He received options for 6,074 shares of common stock at an exercise price of $36.22 (the closing price on February 18, 2005) as a result.

(5)          Mr. Thiry joined the Board in September 2005 and his annual retainer fee represents a prorated amount of $17,500 for service through the February 2006 Board meeting.

The Board has approved the following new structure for annual retainer, lead director and chair position retainers, and meeting fees to be paid to non-employee directors, to be effective on February 16, 2006:

•                    Each non-employee director  will receive an annual retainer fee of $45,000.

•                    The lead director will receive an additional annual retainer fee of $15,000.

•                    The chair of the Compensation and Management Development Committee will receive an additional annual retainer fee of $10,000.

•                    The chair of the Nominating and Corporate Governance Committee will receive an additional annual retainer fee of $10,000.

•                    The chair of the Audit Committee will receive an additional annual retainer fee of $15,000.

•                    Each non-employee director will also receive $2,000 per meeting for each Board meeting attended ($1,000 if the Board meeting is an in-person meeting and the director attended by telephone or video conference).

•                    Each non-employee director will also receive $1,500 per meeting for each committee meeting attended ($750 if the committee meeting is an in-person meeting and the director attended by telephone or video conference).

•                    Each non-employee director will also be reimbursed for out-of-pocket expenses of the director and the director’s spouse associated with attendance at Board and committee meetings.

Equity Compensation.   Pursuant to the 2005 Omnibus Stock Plan, each new non-employee director receives an initial grant of non-qualified stock options for 30,000 shares of common stock and each continuing non-employee director receives an annual grant of non-qualified stock options for 15,000 shares of common stock.

The following table sets forth the initial and annual stock option grants under the Varian Medical Systems, Inc. Omnibus Stock Plan and the 2005 Omnibus Stock Plan received by each non-employee director during fiscal year 2005 (excluding any stock options received as a result of a director’s election to convert annual retainer fee to options as described above). Except as noted, all stock option grants were made as of February 18, 2005 at an exercise price of $36.22, the closing price of the Company’s common stock on that day.

Awards Granted
Susan L. Bostrom	15,000
John S. Brown	15,000
R. Andrew Eckert(1)	55,000
Samuel Hellman, M.D.	15,000
David W. Martin, Jr., M.D.	15,000
Ruediger Naumann-Etienne	15,000
Allen S. Lichter, M.D	15,000
Kent J. Thiry(2)	30,000

(1)          Mr. Eckert joined the Board on October 15, 2004 and received an initial director stock option grant for 40,000 shares of common stock at an exercise price of $36.70. Additionally, he received the annual 15,000 share stock option grant described above.

(2)          Mr. Thiry joined the Board on August 29, 2005 and received the initial director stock option grant for 30,000 shares of common stock at an exercise price of $39.05.

If the Amended 2005 Omnibus Stock Plan is approved by the Company’s stockholders, the Board will modify the equity portion of the director compensation structure to include Deferred Stock Units such that each new non-employee director will receive an initial grant of non-qualified stock options for 16,000 shares of common stock and a grant of 4,000 Deferred Stock Units and continuing directors will receive an annual grant of non-qualified stock options for 8,000 shares of common stock and a grant of 2,000 Deferred Stock Units.

Director Stock Ownership Guidelines.   To align the Board’s interests with the interests of the stockholders of the Company, in August 2002, the Board established stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock with a value at least equal to three times his or her applicable annual retainer fee, which shall be achieved within five years after adoption of the guidelines or five years after a director’s first appointment or election to the Board, whichever is later. For purposes of the guidelines, a director’s holdings of phantom shares of the Company’s common stock through the Deferred Compensation Plan is also included as ownership. At the end of fiscal year 2005, all directors met the guidelines or were within the allowed time frame for meeting the guidelines. If the Amended 2005 Omnibus Stock Plan is approved, the Board will modify the stock ownership guidelines for its members to state that each director should own shares of common stock (which will include Deferred Stock Units) with a value at least equal to five times his or her applicable annual retainer fee, which shall be achieved within three years after adoption of the increased guidelines or five years after a director’s first appointment or election to the Board, whichever is later.

Compensation of the Named Executive Officers—Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)(4)	($)	($)(5)
Richard M. Levy	2005	928,494	1,030,421	99,173	—	265,000	—	127,928
Chairman and Chief Executive	2004	853,856	1,790,217	107,926	—	330,000	—	128,009
Officer	2003	793,862	1,614,391	91,870	—	300,000	—	109,589
Elisha W. Finney	2005	352,264	292,333	40,540	—	90,000	—	40,271
Corporate Senior Vice President	2004	335,550	430,136	41,128	—	100,000	—	38,077
and Chief Financial Officer	2003	311,844	387,422	33,981	—	96,000	—	34,529
Timothy E. Guertin	2005	507,544	458,767	40,985	—	175,000	—	61,430
President and Chief Operating	2004	451,966	762,611	25,901	—	140,000	—	56,657
Officer	2003	415,228	665,794	28,676	—	134,000	—	60,188
Robert H. Kluge	2005	327,898	334,145	43,733	—	80,000	—	37,821
Corporate Vice President and President, X-Ray Products	2004	308,918	394,951	33,279	—	100,000	—	44,337
	2003	291,002	472,850	31,105	—	96,000	—	17,958
Dow R. Wilson(6)	2005	327,339	506,610	213,803	1,800,010	50,000	—	81,497
Corporate Executive Vice President and
President, Oncology Systems

(1)          Consists of Management Incentive Plan and Employee Incentive Plan awards, and, in the case of Mr. Wilson, a special cash bonus of $500,000 (in lieu of participation in the Management Incentive Plan in 2005) pursuant to his employment letter dated September 17, 2004 with the Company. Amounts include amounts deferred under the Deferred Compensation Plan. See “—Deferred Compensation Plan” below.

(2)          For fiscal year 2005, the amounts reflected consist of aggregate incremental costs for perquisites and personal benefits, as well as reimbursement for the payment of taxes associated with such perquisites and personal benefits (“tax reimbursement”). The fiscal year 2005 amounts include the following: Mr. Levy, $21,553 for car lease and expenses, $43,561 for tax reimbursement, $23,070 for tax and financial planning, $1,158 for medical physicals and $9,831 for permitted spousal use of the Company’s fractionally owned aircraft and for spousal travel on commercial airplanes in connection with a business purpose; Ms. Finney, $20,173 for car lease and expenses, $16,432 for tax reimbursement, $1,830 for tax and financial planning, $1,307 for medical physicals and $798 for spousal travel on commercial airplanes in connection with a business purpose; Mr. Guertin, $20,567 for car lease and expenses, $15,096 for tax reimbursement, $614 for tax and financial planning and $4,708 for the purchase of his Company-leased car; Mr. Kluge, $20,991 for car lease and expenses, $16,400 for tax reimbursement, $1,600 for tax and financial planning, $470 for spousal travel on commercial airplanes in connection with a business purpose and $4,272 for the purchase of his Company-leased car; and Mr. Wilson, $14,786 for car lease and expenses and $199,017 for tax reimbursement ($144,041 of which was reimbursement relating to relocation, pursuant to his employment letter dated September 17, 2004 with the Company). The fiscal year 2004 amounts include the following: Mr. Levy, $15,408 for car lease and expenses, $48,689 for tax reimbursement, $22,856 for tax and financial planning, $623 for medical physicals and $20,350 for permitted spousal use of the Company’s fractionally owned aircraft and spousal travel on commercial airplanes in connection with a business purpose; Ms. Finney, $20,816 for car lease and expenses, $13,652 for tax reimbursement, $2,381 for tax and financial planning, $20 for medical physicals and $4,259 for the purchase of her Company-leased car; Mr. Guertin, $15,996 for car lease and expenses and $9,905 for tax reimbursement; and Mr. Kluge, $17,411 for car lease and expenses, $12,666 for tax reimbursement and $3,202 for tax and financial planning. The fiscal year 2003 amounts include the following: Mr. Levy, $39,924 for tax reimbursement, $22,130 for tax and financial planning and $8,772 for permitted spousal use of the Company’s fractionally owned aircraft in connection with a business purpose; Ms. Finney, $16,205 for car lease and expenses and $15,177 for tax reimbursement; Mr. Guertin, $14,411 for car lease and expenses and $12,610 for tax reimbursement; and Mr. Kluge, $13,683 for car lease and expenses and $13,390 for tax reimbursement.

(3)          Consists of 44,368 shares of restricted common stock granted under the Varian Medical Systems, Inc. Omnibus Stock Plan on January 10, 2005 to Mr. Wilson pursuant to his employment letter dated September 17, 2004 with the Company. The closing price of the Company’s common stock on the New York Stock Exchange on January 10, 2005 was $40.57. The restricted shares vest in cumulative installments of one-third every five years. The value of the aggregate holdings of shares of restricted common stock at the end of fiscal year 2005 (based on the closing price of $39.51 for the Company’s common stock on the New York Stock Exchange on September 30, 2005) was $1,752,980. Under the provisions of the 2005 Omnibus Stock Plan, holders of shares of restricted common stock are entitled to receive all dividends and other distributions paid with respect to such shares, unless otherwise provided. At the end of fiscal year 2005, Mr. Levy, Ms. Finney, Mr. Guertin and Mr. Kluge had the right to receive 74,428, 37,224, 40,088 and 34,360 performance shares, respectively, valued at $2,940,650, $1,470,720, $1,583,877 and $1,357,564, respectively (based on the closing price of $39.51 for the Company’s common stock on the New York Stock Exchange on September 30, 2005). These performance shares vested in full in November 2005.

(4)          Consists of shares of common stock subject to stock options granted pursuant to the Varian Medical Systems, Inc. Omnibus Stock Plan. No SARs were granted in these fiscal years.

(5)          Consists of (a) Company contributions to 401(k) Retirement Program and Supplemental Retirement Plan or DCP accounts for fiscal years 2005, 2004 and 2003, respectively (Mr. Levy, $126,463, $127,011 and $107,685; Ms. Finney, $39,052,  $36,778 and $33,109; Mr. Guertin, $60,188, $54,859 and $58,753; Mr. Kluge, $36,974, $43,465 and $17,037; and Mr. Wilson, $0, $0 and $0); (b) Company-paid premiums for group term life insurance in fiscal years 2005, 2004 and 2003, respectively (Mr. Levy, $965,  $930 and $1,511; Ms. Finney, $1,219,  $1,105 and $1,027; Mr. Guertin, $1,242, $1,276 and $1,171; Mr. Kluge, $848,  $872 and $821; and Mr. Wilson, $1,242, $0 and $0); and (c) Company-paid premiums for disability insurance in fiscal years 2004 and 2003, respectively (Mr. Levy, $68 and $394; Ms. Finney, $194 and $393; Mr. Guertin, $522 and $263;  Mr. Kluge, $0 and $99; and Mr. Wilson, $0 and $0). Beginning on January 1, 2004, the Company ceased paying premiums for disability insurance, and the entire premium balance is now borne by the employee. Also included for Mr. Wilson in 2005 is $80,255 for reimbursement of relocation expenses pursuant to his employment letter dated September 17, 2004 with the Company. Also included for Mr. Levy in 2005 is $500 for a patent award.

(6)          Mr. Wilson joined the Company in January 2005. Therefore, no compensation information is provided for 2004 or 2003.

Option/SAR Grants in Last Fiscal Year

	Individual Grants(1)
		Percent of
	Number of	Total			Potential Realizable Value
	Securities	Options/SARs	Exercise		at Assumed Annual Rate of
	Underlying	Granted to	Price Per		Stock Price Appreciation
	Options/SARs	Employees in	Share	Expiration	For Option Term($)(2)
Name	Granted(#)	Fiscal Year	($/Share)	Date	5%	10%
Richard M. Levy	265,000	9.73%	39.85	11/18/2014	6,641,284	16,830,319
Elisha W. Finney	90,000	3.30%	39.85	11/18/2014	2,255,531	5,715,957
Timothy E. Guertin	175,000	6.42%	39.85	11/18/2014	4,385,754	11,114,361
Robert H. Kluge	80,000	2.94%	39.85	11/18/2014	2,004,916	5,080,851
Dow R. Wilson	50,000	1.83%	40.57	1/10/2015	1,275,713	3,232,907

(1)          Consists of a single stock option grant at an exercise price of 100% of the fair market value of the underlying shares on the grant date and expiring 10 years from the grant date. The first one-third of the options granted vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period. The option holder may pay the exercise price in cash or by delivery of already-owned shares. If a “change of control” of the Company occurs, the options become exercisable in full. A description of what constitutes a “change in control” for this purpose is below.

(2)          These assumed rates are not intended to represent a forecast of possible future appreciation of the common stock or total stockholder return.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options/SARs at Fiscal		Options/SARs at
	Acquired on	Value	Year-End(#)		Fiscal Year-End($)(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard M. Levy	300,000	10,362,951	3,144,952	410,048	77,950,473	1,204,447
Elisha W. Finney	92,000	2,227,607	371,762	134,238	7,048,008	369,280
Timothy E. Guertin	45,000	1,587,398	771,889	236,911	16,482,348	516,654
Robert H. Kluge	45,000	1,217,111	466,762	124,238	9,475,913	369,280
Dow R. Wilson	—	—	—	50,000	—	—

(1)          The value of unexercised in-the-money options equals the difference between the stock option exercise price and $39.51, the closing price of the Company’s common stock on the New York Stock Exchange on September 30, 2005, multiplied by the number of shares underlying the stock option.

Deferred Compensation Plan and Supplemental Retirement Plan

In fiscal year 2001, the Company adopted a deferred compensation plan—the Prior DCP—under which eligible employees could defer a portion of their cash compensation into this plan. The Prior DCP was frozen effective December 31, 2004 so that no further contributions can be made to it and a new deferred compensation plan—the DCP—intended to comply with the provisions of Section 409A of the Internal Revenue Code, as provided under the American Jobs Creation Act of 2004 and the authoritative guidance issued thereunder, was adopted. The DCP allows directors, executive officers and certain other management and highly compensated employees to forgo current compensation. Deemed earnings on the deferrals are based on various measurement funds or on a phantom share basis in the Company’s common stock. The administrator of the DCP is the Compensation and Management Development Committee of the Board. The Compensation and Management Development Committee has not permitted any deferral of stock option gains. As required, amounts deferred are included in the compensation of directors and the appropriate columns of the Summary Compensation Table.

Each participant in the DCP may elect to defer payment of his or her base annual salary, incentive payments, or director fees, as applicable. The maximum amount of deferrals is 75% of base annual salary, and 100% of incentive payments and director fees. Amounts deferred by a participant are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for the measurement and determination of amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Such deferred amounts are general unsecured obligations of the Company and are subject to claims by the Company’s creditors.  The Company’s general assets or existing rabbi trust may be used to fund the payment obligations of the Company and pay DCP benefits.

Additionally, under the Prior DCP, in order to make retirement contributions that could not be contributed to executive officers’ qualified retirement accounts due to Internal Revenue Code limitations, we also maintained a Supplemental Retirement Plan—SERP—under which we made supplemental retirement contributions equal to six percent of the participant’s base annual salary and applicable incentive payments earned during the year, reduced by the amount of any Company matching contributions that would be made to the 401(k) Retirement Program only if the participant had contributed the maximum 401(k) amount for that plan year. Effective January 1, 2005, under the DCP, each calendar year the Company will credit to the participant’s account an amount—the Company Supplement Contribution Amount—equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code; and (b) the Company’s matching contribution rate under the Varian Medical Systems, Inc. Retirement Plan as amended and restated January 1, 2004 (six percent). Further, the Company may on a discretionary basis credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contribution Amount, are referred to as “Company Contributions”).

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections will include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to separation from service in the event of a financial hardship, or if the participant makes a “short-term payment election.”  A “short-term deferral election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Contributions only will be paid in the form of a lump sum following a participant’s separation from service (amounts credited under the Prior DCP may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

All deferral elections, including payment elections, under the DCP are intended to comply with the requirements of Section 409A of the Internal Revenue Code. The Company may terminate the DCP by action of the Board in which event benefits will be distributed as soon as Section 409A of the Internal Revenue Code permits.

As of November 25, 2005, the aggregate amount of deferrals into the DCP, plus any unrealized gains and losses,  was approximately $31 million (of which approximately $4 million are obligations to the named executive officers of the Company). The Company’s existing rabbi trust had an insurance asset value of approximately $25.5 million and approximately $3.4 million in a money market account.

Employment Arrangements

None of Richard M. Levy, Elisha W. Finney, Timothy E. Guertin or Robert H. Kluge have written employment agreements with the Company. For fiscal year 2005, their salaries were as follows: Mr. Levy, $928,494; Ms. Finney, $352,264; Mr. Guertin, $507,544; and Mr. Kluge $327,898. Each also participated during fiscal year 2005 in the Management Incentive Plan, as further described below, receiving the bonuses set forth in the Summary Compensation Table. They also received grants of stock options set forth in the Option/SAR Grants in Last Fiscal Year Table. Starting on January 1, 2006, the annual base salary for Ms. Finney and Mr. Kluge will increase to $410,000 and $356,000, respectively. When Mr. Levy retires on February 17, 2006, Mr. Guertin’s annual base salary will increase to $700,000. Mr. Levy’s compensation after February 17, 2006 will be as described below.

These executive officers have also been extended certain perquisites by the Compensation and Management Development Committee, such as use of a leased automobile under the Company’s Executive Car Program—the Executive Car Program. Under the Executive Car Program, the Company provides leased vehicles costing up to $66,000 for these executives, except for (1) the Chief Executive Offer, who until February 2005 was provided with a vehicle without a cost limit and now is provided with a leased vehicle costing up to $80,000 and (2) the Chief Operating Officer, who since his promotion to the position of Chief Operating Officer has been provided with a leased vehicle costing up to $80,000. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the car at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value). Additionally, when approved by the Chief Executive Officer, the Company provides to certain executives the use of fractionally owned aircraft for business purposes. Historically, our executives have not used the fractionally owned aircraft for purely personal trips. The compensation for aircraft use reported under “Other Annual Compensation” in the Summary Compensation Table for Mr. Levy, Ms. Finney and Mr. Kluge is attributable to permitted spousal use of the fractionally owned aircraft for business purposes and to spousal travel on commercial airplanes deemed valuable and appropriate for business purposes. During fiscal year 2005, there were two instances in which Mr. Levy’s spouse accompanied him as passenger on the Company’s fractionally owned aircraft in connection with a business purpose as is permitted under the Company’s aircraft policy. The amount of compensation in 2005 for such permitted spousal use of the Company’s fractionally owned aircraft is equal to the greater of: (a) the incremental cost to the Company of the usage by such spouse, and (b) the price of a first-class commercial airline ticket for the same trip; and such amount has been included as “Other Annual Compensation” in the Summary Compensation Table. In both cases, the Company determined that the incremental cost to the Company was far less than the price of a first-class commercial airline ticket since Mr. Levy’s spouse was accompanying Mr. Levy on a business-related trip and no personal trip was involved. Prior to fiscal year 2005, the Company used the Standard Industry Fare Level—SIFL—rate in calculating compensation for permitted spousal use of the Company’s fractionally owned aircraft in connection with a business purpose.

The Company reimburses executive officers and non-executive officers for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). The Company provides reimbursement to certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $1,500 per year) as well as reimbursement for any personal taxes paid on certain perquisites, such as personal use of a company automobile, business-related spousal travel, financial planning and medical expenses. Beginning on January 1, 2006, the Company will eliminate all reimbursement for the payment of taxes associated with Company-provided perquisites attributable to the period beginning January 1, 2006, with the exception that the tax reimbursement for a leased vehicle and expenses under the Executive Car Program will be eliminated for each executive officer or non-executive officer as the applicable lease for that person’s vehicle expires.

Additionally, for the benefit of the executives, we also maintain a Company supplemental contribution match in order to make retirement contributions which could not be contributed to the executives’ qualified retirement accounts due to Internal Revenue Code limitations. See discussion above under “—Deferred Compensation Plan and Supplemental Retirement Plan.”

The employment of Dow R. Wilson, who joined the Company in January 2005, is governed by an employment letter, as amended, pursuant to which Mr. Wilson received an annual base salary of $460,044. The employment letter also provides for Mr. Wilson to receive a cash payment of $1,600,000 over a five-year period as follows: (i) an initial payment of $320,000 on the first anniversary of Mr. Wilson’s first date of employment, (ii) 47 monthly payments in the amount of $26,666 beginning on the first month following the initial payment, and (iii) one final payment of $26,700, with each payment conditioned upon Mr. Wilson’s being employed by the Company on the date of such payment. It also provided that Mr. Wilson be granted the non-qualified stock option to purchase 50,000 shares of the Company’s common stock on Mr. Wilson’s first date of employment set forth in the Option/SAR Grants in Last Fiscal Year Table. Mr. Wilson also received a lump sum payment of $500,000 (in lieu of participation in the Company’s Management Incentive Plan in 2005) and was also awarded restricted Company common stock in an amount equal to $1,800,010 based on the closing price of the Company’s common stock on Mr. Wilson’s first date of employment as set forth in the Summary Compensation Table. Mr. Wilson will receive an annual base salary of $528,000 beginning in 2006.

Under the employment letter, Mr. Wilson is eligible to participate in the Company’s Management Incentive Plan beginning in fiscal year 2006 as described below. Finally, the employment letter provides Mr. Wilson with matching contributions provided under the DCP beginning one year after Mr. Wilson’s first date of employment. Mr. Wilson also receives a leased vehicle under the Executive Car Program and health, life and retirement benefits, as well as reimbursements for financial and tax planning services up to $6,500 per year, and annual physical examination services up to $1,500 per year.

Under the employment letter, the Company reimbursed Mr. Wilson for certain relocation expenses, as set forth in the Summary Compensation Table. In addition, as part of his relocation and through a third party agreement for general relocation services, the Company authorized the sale of Mr. Wilson’s prior home to the third-party relocation company for $630,000, which was the average of two independent third-party appraisals. Under the agreement with the third-party relocation company, the Company has agreed to reimburse such third-party relocation company for any loss on the eventual sale of the home and the third-party relocation company has agreed to credit the Company with any gain on the eventual sale of the home.

The Company also permits the executives to participate in compensation and benefit programs generally available to other employees, such as the Employee Incentive Plan, 401(k) Retirement Program and supplemental life and disability insurance program. The amounts of these benefits are included in the Summary Compensation Table.

On November 23, 2005, the Company announced that Mr. Levy will step down as Chief Executive Officer effective as of the close of business on February 17, 2006 while remaining as Chairman of the Board and a non-executive employee of the Company. Once Mr. Levy retires as Chief Executive Officer and becomes a non-executive employee as of the close of business on February 17, 2006, he will be entitled to receive an annual base salary of $500,000 for his services as a continuing employee of the Company. We will also provide him with leased offsite office space at fair market value and a part-time administrator. He will not receive any separate compensation for his duties serving on the Board of Directors.

Effective as of the close of business on February 17, 2006, Mr. Levy will no longer be eligible to participate in the Company’s Management Incentive Plan or in other executive perquisite programs, including the Executive Car Program and reimbursement for executive physicals and financial, estate and tax planning services, and will be ineligible for grants of stock options in fiscal year 2006. He will receive a prorated Management Incentive Plan payment for fiscal year 2006 through February 17, 2006. All accrued paid time off as of February 17, 2006 will be paid to him at his end of fiscal year 2005 salary rate and he will no longer be eligible to accrue paid time off. Consistent with the Company’s Corporate Aircraft Policy, Mr. Levy will remain eligible to use the Company aircraft for business-related purposes as a member of the Board of Directors.

In his new role as a non-executive employee (and in addition to his responsibilities as Chairman of the Board), Mr. Levy will provide ongoing advice and counsel to management on strategic business and technological matters, will continue to have involvement with investor groups and key customers and will provide transitional support.

Equity Compensation Plan Information

The following table provides information as of September 30, 2005 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)(1)
Equity compensation plans approved by security holders(2)	9,582,982 (3)	$18.81	12,235,615 (4)
Equity compensation plans not approved by security holders(5)	7,023,129	$27.67	—
Total	16,606,111	$22.56	12,235,615

(1)   Excludes 363,632 shares subject to performance shares granted in fiscal year 2001 that vested in full in November 2005.

(2)          Consists of the Omnibus Stock Plan, the 2005 Omnibus Stock Plan and the Company’s Employee Stock Purchase Plan. Effective February 17, 2005, no further grants could be made from the Omnibus Stock Plan.

(3)          Excludes purchase rights accruing under the Company’s Employee Stock Purchase Plan, which had 5,285,812 shares of common stock available for future issuance.

(4)          Includes 5,285,812 shares available for future issuance under the Employee Stock Purchase Plan.

(5)          Consists of the Varian Medical Systems, Inc. 2000 Stock Option Plan. Effective February 17, 2005, no further grants could be made from the 2000 Stock Option Plan.

During November 2000, the Company adopted the Varian Medical Systems, Inc. 2000 Stock Option Plan—the 2000 Plan—that provided for the granting of stock options, SARs, restricted stock, performance units and performance shares to employees and consultants, but not officers or directors, of the Company. The 2000 Plan is administered by the Compensation and Management Development Committee of the Board. Options could be granted at exercise prices determined by the Compensation and Management Development Committee in its discretion and be exercisable at such times and be subject to such conditions as the Compensation and Management Development Committee determines, but no option can be exercised later than 10 years from the date of grant. Options granted under the 2000 Plan all provide for an exercise price of not less than fair market value on the date of grant and have been generally exercisable in the following manner: the first one-third of the options granted vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period thereafter. The Compensation and Management Development Committee similarly has broad discretion with respect to terms and conditions of SARs, restricted stock and other performance awards. The exercise price of any SARs could not, however, be less than 100% of the fair market value of the common stock at the date of the grant, while the initial value of performance units could not exceed the fair market value and that of performance shares had to equal the fair market value. Payout of SARs, performance shares or performance unit awards could be in cash, shares or a combination thereof. Restrictions on restricted stock awards could be based upon achievement of specific performance criteria, applicable securities laws or other bases, including continued employment. Effective February 17, 2005, no further grants could be made from the 2000 Stock Option Plan.

Management Incentive Plan

The Company has a Management Incentive Plan that is intended to motivate key employees to increase stockholder value by (1) linking a portion of their cash compensation to our financial performance, (2) providing rewards for improving financial performance and (3) helping to attract and retain key employees.

The Management Incentive Plan is administered by the Compensation and Management Development Committee of the Board of Directors. The members of the Compensation and Management Development Committee must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code for purposes of qualifying the Management Incentive Plan as performance-based compensation under that Section. Subject to the terms of the Management Incentive Plan, the Compensation and Management Development Committee has the sole discretion to determine the key employees who shall be granted awards, and the amounts, terms and conditions of each award. The Compensation and Management Development Committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by the Compensation and Management Development Committee, but only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m).

Eligibility for the Management Incentive Plan is determined in the discretion of the Compensation and Management Development Committee. In selecting participants for the Management Incentive Plan, the Compensation and Management Development Committee chooses key employees of the Company and its affiliates who are likely to have a significant impact on the Company’s performance.

Under the Management Incentive Plan, the Compensation and Management Development Committee establishes (1) the performance goals that must be achieved in order for the participant to actually be paid an award and (2) a formula or table for calculating a participant’s award, depending upon how actual performance compares to the pre-established performance goals. A participant’s award will increase or decrease as actual performance increases or decreases.

The Compensation and Management Development Committee also determines the periods for measuring actual performance (the “performance period”). Performance periods may last as long as three fiscal years. The Compensation and Management Development Committee may set performance periods and performance goals that differ from participant to participant. For example, the Compensation and Management Development Committee may choose performance goals based on either Company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the

Compensation and Management Development Committee will specify performance goals from the following list: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return.

EBIT means the Company’s or a business unit’s income before reductions for interest and taxes. EBITDA means the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization. Earnings per share means the Company’s or a business unit’s net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means the Company’s or a business unit’s income after taxes. Operating cash flow means the Company’s or a business unit’s sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or such business unit’s, as applicable, average net assets. Return on equity means the percentage equal to the Company’s net income, divided by average stockholders’ equity. Return on sales means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or such business unit’s, as applicable, revenue. Revenue means the Company’s or a business unit’s sales. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

For any performance period, no participant may receive an award of more than the lesser of (1) 200% of the participant’s annualized salary rate on the last day of the performance period or (2) $2 million. Also, the total of all awards for any performance period cannot exceed 8% of the Company’s EBIT before incentive compensation for the most recent completed fiscal year of the Company. Awards that exceed this overall limit will be pro-rated so that the total does not exceed such limit.

After the end of each performance period, a determination is made as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant is determined by applying the formula to the level of actual performance that was achieved. However, the Compensation and Management Development Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the Management Incentive Plan generally are payable in cash or common stock of the Company within 120 days after the performance period during which the award was earned.

The Compensation and Management Development Committee based the performance goals for fiscal year 2005 upon a percentage EBIT growth formula. For each of Mr. Levy, Ms. Finney and Mr. Guertin, his or her performance goal was based 100% on Company-wide EBIT performance. For Mr. Kluge, his performance goal was based 40% on Company-wide EBIT growth performance and 60% on the EBIT growth performance of the X-Ray Products business segment. Mr. Wilson did not participate in the Management Incentive Plan in fiscal year 2005.

Timothy E. Guertin(1)	100%
Elisha W. Finney	80%
Robert H. Kluge	60%
Dow R. Wilson(2)	80%

(1)         Mr. Guertin’s fiscal year 2006 target percentage upon achievement of 100% of the performance goals is 80% of base salary until February 17, 2006 and moves to 100% of base salary thereafter.

(2)         Mr. Wilson’s fiscal year 2006 target percentage of 80% of base salary upon achievement of 100% of the performance goals represents a modification to Mr. Wilson’s employment letter, as amended, which originally set forth a fiscal year 2006 target percentage of 75% of base salary.

Mr. Levy will receive a prorated Management Incentive Plan payment for fiscal year 2006 through February 17, 2006. His performance goal is based 100% on Company-wide EBIT performance and achievement of 100% of the goal will entitle him to a pro-rated portion of 100% of his fiscal year-end 2005 base salary.

Change in Control Agreements

Under change of control agreements with senior executives the Company will pay any of these executives who are terminated other than for “cause” or who resign for “good reason” within 18 months after a change in control a lump sum severance amount equal to 3.0 (in the case of the Chief Executive Officer) or 2.50 (in the case of the other senior executives) times the sum of the executive’s annual base salary, plus the highest annual and multi-year bonuses paid to the individual in any of the three years ending before the termination date. “Cause” includes, generally, failure to perform, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. “Good reason” includes generally a change in duties, a reduction in compensation, a material change in employee benefits, relocation and certain breaches of the agreement by the Company.

Under each agreement, unvested stock options will become immediately exercisable and restrictions on restricted stock will be released as of the executive’s termination date. In addition, the Company will continue the insurance and other benefits of the executive under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment). If any of the payments are subject to excise tax under the excess parachute provisions of the Internal Revenue Code, we will increase the payments so that the person is in the same after-tax economic position.

In general, a “change in control” occurs when (a) a person becomes the beneficial owner of 30% or more of the Company’s voting power, (b) ”continuing directors”—generally those already on the Board or nominated by those on the Board—are no longer a majority of the Company’s directors, (c) the Company engages in a merger or similar transaction after which its stockholders do not hold more than 50% of the resulting company or (d) the Company dissolves, liquidates or sells all or substantially all of its assets. The officers agree not to voluntarily leave the Company when the Company is faced with a transaction that might result in a change in control.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee of the Board—the Committee—determines the compensation of executive officers(1), non-executive officers and certain other executives reporting to the Chief Executive Officer and the Chief Operating Officer—together, the Executives. In addition, the Committee has the responsibility to review and approve any agreements involving severance, termination and change-in-control agreements between the executive officers and the Company. We, as the members of the Committee, provide you with this report to help you to understand the goals, policies and procedures we follow in making our determinations.

The Committee’s executive compensation philosophy is that compensation programs should:

•       be closely aligned with the interest of the stockholders,

(1)   Executive officer as defined by rules under the Securities Exchange Act of 1934, as amended.

•       be linked with business goals and strategies of the Company,

•       be competitive within our industry and community so that the Company can attract and retain high quality executives,

•       base a substantial portion of executive officers’ compensation on the Company’s performance measured against pre-determined objectives, and

•       reward for good performance.

Compensation of Executives, including the Chief Executive Officer—CEO—is comprised of four elements: base salary, annual incentives, equity awards and other compensation. The last element includes a Company supplemental contribution match, a Deferred Compensation Plan—DCP—perquisites including the use of Company-owned or leased automobiles and airplanes for business use and, when accompanying an executive on a business trip, spousal travel use.

The Committee reviewed as part of its routine activities a tally of the total compensation of the Executives, including any and all cash, equity compensation, perquisites, Company supplemental contribution match, DCP and potential benefits resulting from termination, retirement, severance and change-in-control agreements. In the process of evaluating total compensation of our Executives and placing it in the context of the Company’s performance, the Committee also reviewed executive compensation and company performance surveys and proxy statements on salaries and incentives paid to executive officers of a peer group of electrical/electronic businesses and medical device/equipment companies with comparable sales volume from year 2004.

Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm, has provided services to the Committee, including the selection of the peer group of companies for comparative purposes and advice on matters relating to executive compensation and equity plan administration. It is the intention of the Committee to consider the recommendations made by the consultant in formulating decisions related to major compensation matters.

Base Salaries

Base salaries are designed primarily to provide compensation at competitive levels that enable the Company to attract and retain executives. The base salary portion is intended to contribute less to total compensation than the total performance-based compensation portions (provided that performance goals are met or exceeded). This is consistent with the Committee’s compensation philosophy of basing a substantial portion of compensation on the Company’s performance measured against pre-determined objectives to link compensation with business goals and strategies and reward for good performance.

In determining fiscal year 2005 salaries, the Committee considered the Company’s financial performance in fiscal year 2004, each Executive’s fiscal year 2004 compensation, each Executive’s potential incentive compensation in fiscal year 2005, each Executive’s position and responsibilities, and published market data on other peer group companies’ anticipated salary increases for 2005. In the case of Mr. Guertin, specifically, his increase to $525,000 in base salary was to compensate for his promotion and increased responsibilities as Chief Operating Officer in preparation for the management transitions discussed later in this document.

Annual Incentives

We also have created annual incentives for Executives through potential cash awards under the Management Incentive Plan—MIP—intended to link compensation directly to financial performance.

The Committee based awards to Executives for fiscal year 2005 on percentage growth in dollar earnings before interest and taxes—EBIT—achieved by the Executive’s business unit and the Company as a whole. For Mr. Kluge, the Committee based 40% of his award on Company EBIT growth and 60% on the X-Ray Products business unit EBIT growth. The Committee based 100% of Mr. Levy’s, Mr. Guertin’s, and Ms. Finney’s awards on Company EBIT growth. The MIP provides for a limit of two times fiscal year-end base salary or $2 million, whichever is less.  For fiscal year 2005, the Committee further defined the MIP awards for the Company’s Executives so that, depending on the EBIT growth targets achieved, awards ranged from zero to a maximum of 200% of the individual’s predetermined MIP participation target level.(2)

Stock Ownership Guidelines

In May 2000, the Committee adopted the Varian Medical Systems Executive Ownership Program—the Stock Ownership Program—to ensure that executive officers and non-executive officers have a substantial equity position in the Company and to align their interests with those of the stockholders. The stock ownership levels are based on the face value of the Company’s stock as a multiple of such officer’s base pay. Specific stock ownership guidelines are set based upon such officer’s position in the organization. Under this program, the multiple for the CEO was three times the current base salary. The multiple for the next four highly compensated executive officers was two times the current base salary. The multiple for all other executive and non-executive officers was one time the current base salary.

In November 2005, the Committee reviewed these ownership guidelines and determined that they should be increased to reflect competitive practice and to maximize the executive and non-executive officers’ interests with those of the stockholders. Therefore, effective January 2006, the Executive Stock Ownership Program has been modified to reflect a multiple for the CEO of five times the current base salary; for the next four highly compensated executive officers a multiple of three times the current base salary; and for all other executive and non-executive officers a multiple of  two times the current base salary.

Under the guidelines of the Stock Ownership Program, ownership levels are to be achieved within five years from the date upon which an individual becomes an executive officer or non-executive officer or within three years of the amendment to the ownership levels as described above, whichever is later. One third of the ownership levels must be achieved within the first two and half years after an individual becomes subject to the Stock Ownership Program. The Stock Ownership Program was amended at the August 2002 Committee meeting to add a “25% Share Retention” clause, which states that beginning at the time when the Stock Ownership Program becomes applicable to an executive officer or non-executive officer and until the time the applicable specified ownership level is met, each executive officer or non-executive officer who has not attained the applicable specified stock ownership level for his or her position shall retain as owned shares 25% on an after-tax basis of the profit shares obtained from each and all future stock option exercises.

As of the end of fiscal year 2005, our CEO and all of the other executive officers and non-executive officers met the guidelines as set forth in the Stock Ownership Program or were within the time periods for achieving such guidelines.

Equity Awards

We believe that Executives and other employees who are in a position to make a substantial contribution to our long-term success and to build stockholder value should have a significant stake in our ongoing success. As a result, we have granted non-qualified stock options and other equity awards to our

(2)          Mr. Wilson’s compensation included a $500,000 lump sum bonus in lieu of MIP participation in FY 2005, as well as other compensation related to his relocation as detailed in the Summary Compensation Table. Beginning in FY 2006, Mr. Wilson will participate in the MIP.

Executives in order to retain talented personnel and to align their compensation with stockholder value. Because the stock options have an exercise price equal to the market price of our stock on the grant date and vest over three years, stock options compensate Executives only if, and in proportion to, the stock price increases after the grant date and only if the Executive remains employed or otherwise qualified under the terms of the grant for the periods required for the stock option to become exercisable.

The Company uses a long-term incentive grant valuation approach called Shareholder Value Transfer—SVT. SVT estimates the portion of company market-capitalization value that can potentially be transferred to employees and executives through equity grants. The Committee believes that the SVT methodology is effective in: determining the economic trade-offs between different grant types (e.g., stock options versus restricted stock); comparing Company costs on a relative basis under new equity expensing accounting rules, which became effective for the Company in fiscal year 2006; and limiting the illogical effect of stock-price fluctuations on year-to-year grant levels (i.e., more shares when the price is low and vice versa).

To determine the size of the stock option grant pool and to develop the grant guidelines for fiscal years 2005 and 2006 long-term incentive awards (e.g., options and other equity awards), the Committee reviewed the competitive analysis of the Company’s SVT versus those of its peer group companies. To determine the number of long-term incentive awards granted to individual Executives, the Committee based its decisions on the individual’s performance, the allocation of share usage among the executive team, and competitive information regarding long-term incentive awards allocated to individuals holding comparable positions in our peer group companies.

Other Compensation

To attract and retain talented Executives, the Committee also has approved arrangements giving them certain perquisites, such as use of a leased automobile under the Company’s Executive Car Program. Under the Executive Car Program, the Company provides the CEO and COO with leased vehicles costing up to $80,000. For other key Executives, the Company provides leased vehicles costing between $46,000 and $66,000. Related expenses are disclosed in the Summary Compensation Table. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the company car at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value). Additionally, when approved by the CEO, the Company provides to certain Executives the use of fractionally owned aircraft for business purposes. Related compensation for the CEO and the next four highly compensated executive officers is disclosed in the Summary Compensation Table.(3)

The Company reimburses executive officers and non-executive officers for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the CEO). The Company provides reimbursement to certain Executives, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $1,500 per year) as well as reimbursement for any personal taxes paid on certain perquisites, such as personal use of a company automobile, business—related spousal travel, financial planning and medical expenses. Beginning on January 1, 2006, reimbursement for personal taxes paid on all perquisites attributable to the period beginning January 1, 2006, with the exception of leased vehicles, will be

(3)          Historically, our Executives have not used the fractionally owned aircraft for purely personal trips. The compensation for aircraft use reported under “Other Annual Compensation” in the Summary Compensation Table for Mr. Levy, Ms. Finney and Mr. Kluge is attributable to permitted spousal use of the fractionally owned aircraft for business purposes and to spousal travel on commercial airplanes deemed valuable and appropriate for business purposes.

discontinued. The reimbursement for personal taxes on costs associated with leased vehicles will be phased out beginning in fiscal year 2006.

In fiscal year 2001, the Company adopted a deferred compensation plan—the Prior DCP—under which eligible employees could defer a portion of their cash compensation into this plan. The Prior DCP was frozen effective December 31, 2004 so that no further contributions can be made to it and a new deferred compensation plan—the DCP—intended to comply with the provisions of Section 409A of the Internal Revenue Code, as provided under the American Jobs Creation Act of 2004 and the authoritative guidance issued thereunder, was adopted. Under the Prior DCP, in order to make retirement contributions which could not be contributed to the Executives’ qualified retirement accounts due to Internal Revenue Code limitations, we also maintained a SERP under which we made supplemental retirement contributions equal to six percent of the participant’s base annual salary and applicable incentive payments earned during the year, reduced by the amount of any Company matching contributions that would be made to the 401(k) Retirement Program(4) only if the participant had contributed the maximum 401(k) amount for that plan year. The funds contributed by the employee or the Company into the Prior DCP and the SERP are deposited into an independently managed program that has no guaranteed rate of return.

The new DCP covers deferred compensation plan deferrals and contributions from January 1, 2005 forward. Under the DCP, each calendar year the Company will credit to the participant’s account an amount—the Company Supplement Contribution Amount—equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code; and (b) the Company’s matching contribution rate under the Varian Medical Systems, Inc. Retirement Plan as amended and restated January 1, 2004 (six percent), regardless of the participant’s contributions under the 401(k) Retirement Program. Further, we may on a discretionary basis credit additional amounts on behalf of the DCP’s participants. To date, the Company has not provided any discretionary contributions under the DCP. Similar to the Prior DCP, the funds contributed by the employee or the Company into the DCP are deposited into an independently managed program that has no guaranteed rate of return.

We also permit Executives to participate in compensation and benefit programs generally available to other employees, such as the Employee Incentive Plan(5), 401(k) Retirement Program and supplemental life and disability insurance program.

Tax Deductibility of Executive Compensation

U.S. tax law does not let us deduct from the Company’s federal taxable income certain compensation paid to the CEO and the next four highly compensated executive officers that is not performance-based and which exceeds $1,000,000. Stockholders approved the MIP, the Omnibus Stock Plan, and the 2005 Omnibus Stock Plan so that performance-based awards under those plans would be eligible for continued tax deductibility. Thus, awards made under the MIP during fiscal year 2005 are eligible for deduction under Section 162(m) of the Internal Revenue Code. The Company did not grant any performance-based equity awards under the Omnibus Stock Plan or the 2005 Omnibus Stock Plan during fiscal year 2005. The Committee considers one of its primary responsibilities to be structuring a compensation program that will

(4)          After satisfying the initial 12-month waiting period, the Company contributes 100% of the employee contributions, up to six percent of the employee’s eligible earnings.

(5)          This is a Company-wide incentive plan whereby eligible employees may receive award payouts denominated in number of hours—between 0 hours to 120 hours (based on a 40-hour work week). The target achievement level is 60 hours (based on a 40-hour work week). The performance goals are the same as that of the MIP during fiscal year 2005. For all employees, the award was based 100% on Company EBIT growth.

attract, retain and reward executive talent necessary to maximize stockholder return. Accordingly, the Committee believes that the Company’s interests are best served in some circumstances by providing compensation (such as salary, perquisites and special cash bonuses), which might be subject to the limitation in U.S. tax law deductibility.

Bases for CEO Compensation

The Committee followed generally the same policies and programs described above for compensation of Executives in determining fiscal year 2005 compensation for Mr. Levy as Chairman of the Board, President and Chief Executive Officer. We considered this level of pay, cash incentive and equity compensation for Mr. Levy appropriate for the following reasons: his execution of our Company strategy to enhance long-term investor value through better profit margins and higher returns on sales; his role in leading the Company to solid financial results in a challenging global economic environment; his actions in making the Company a leading global manufacturer of integrated cancer therapy systems; his leadership in driving growth initiatives; and the Company’s consistent financial and stock price performance relative to the peer group of companies.

The Committee set Mr. Levy’s annual base salary for fiscal year 2005 in accordance with the policies and considerations used to determine the fiscal year 2005 salaries of the other Executives by evaluating his responsibilities and the Company’s financial performance in fiscal year 2004 and reviewing executive compensation data provided by Frederic W. Cook & Co., Inc. on salaries paid to chief executive officers of electrical/electronic businesses and medical device/equipment companies with comparable sales volume and peer group proxy statements in year 2004. Further, the Committee reviewed and noted that Mr. Levy’s total cash compensation in fiscal year 2005 was approximately two times that of the next highest compensated employee at the Company.

We also paid Mr. Levy an incentive award for fiscal year 2005 (in accordance with the MIP described above) equal to 105.4% of his fiscal year-end base salary. The 105.4% value was quantitatively attributable to the Company’s excellent financial performance during fiscal year 2005 by achieving 18.9% growth in dollar EBIT (excluding acquisitions made during the year).

In fiscal year 2005, the Company also granted Mr. Levy 265,000 shares of non-qualified stock options that vest over three years. In determining this grant value, the Committee reviewed proxy data showing the portion of the gross annual equity pool allocated to the CEOs of peer companies over a rolling three-year period as a percent of total SVT. The market competitive allocations were then combined with the competitive annual SVT rate to ultimately determine the size of the grant. Based on this data, the Committee determined the size of Mr. Levy’s grant to be appropriate.

Management Transitions

On November 23, 2005, the Company announced that Mr. Levy will step down as Chief Executive Officer effective as of the close of business on February 17, 2006 while remaining as Chairman of the Board and a non-executive employee of the Company and that Mr. Guertin will be promoted to Chief Executive Officer of the Company, effective as of the close of business on February 17, 2006.

As disclosed in our Form 8-K filing of November 23, 2005, effective as of the close of business on February 17, 2006, Mr. Levy will receive a salary of $500,000 for his services as a continuing employee of the Company. He will not receive any separate compensation for his duties serving on the Board of Directors. In his new role, Mr. Levy will provide ongoing advice and counsel on strategic business and technological matters to management of the Company, will continue to be involved with investor groups and key customers and will provide transitional support. Given Mr. Levy’s many years of experience and his reputation and stature within radiation therapy, the Company is fortunate to have him as a continuing resource and asset. Mr. Levy, however, will no longer participate in the MIP (although he will receive a prorated MIP payment for fiscal year 2006 through February 17, 2006), will receive no stock options in fiscal year 2006 and will no longer participate in other executive perquisite programs, including the Executive Car Program and reimbursement for executive physicals and for financial, estate, and tax planning services. Consistent with our Corporate Aircraft Policy, Mr. Levy will remain eligible to use the Company aircraft for business-related purposes as a member of the Board of Directors. The Company, beginning in February 2006, will also provide Mr. Levy with leased offsite office space at fair market value and part-time administrative support.

The Committee and the Board of Directors have decided that, effective as of the close of business on February 17, 2006, Mr. Guertin will receive a base salary of $700,000 and a target MIP bonus of 100% for a target total cash compensation package of $1,400,000. The Committee followed generally the same policies and programs described above for compensation of Executives in determining the compensation for Mr. Guertin as the new President and Chief Executive Officer of the Company, including evaluation of his responsibilities and reviewing executive compensation data provided by Frederic W. Cook & Co., Inc. on salaries paid to chief executive officers of electrical/electronic businesses and medical device/equipment companies with comparable sales volume and peer group proxy statements.

The Committee’s Conclusion

In light of our strong financial and operating performance in a challenging global economic environment, we believe it was in your best long-term interest for us to ensure that the overall level of our salary, bonus and other incentive compensation awards was competitive with companies in the comparison group, fair based on responsibilities and performance of the Company’s Executives, and reasonable in the context of current fiscal climate based on good business judgment. Quite simply, we continue to believe that the quality, skills and dedication of our executive leaders are critical factors affecting the long-term value of our Company. Therefore, we continue to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.

Our decisions concerning the specific fiscal year 2005 compensation elements for individual Executives, including the CEO, were made within this framework and after consultation with an independent executive compensation expert hired by the Committee. We also considered each Executive’s level of responsibility, performance, and current total compensation. As noted above, in all cases our specific decisions involving fiscal year 2005 executive compensation were ultimately based upon our judgment about the individual Executive’s performance and potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.

The Committee is also satisfied with the executive transitions that will be taking place in fiscal year 2006, specifically relating to Mr. Levy and Mr. Guertin. The Committee believes that the transitions are the result of years of careful and effective succession planning and that Mr. Guertin is an extremely capable executive who has a very solid executive team to work with him going forward. It is our view that Mr. Guertin and the executive team will serve the Company’s and the stockholders’ interests very well. The Committee believes that the compensation for both Mr. Levy and Mr. Guertin in their new roles is competitive, fair and reasonable.

In the Summary Compensation Table, we provided full disclosure of cash and all other compensation including all perquisites and tax reimbursements received by our Chief Executive Officer and the next four highly compensated executive officers.

Based on our review of the compensation of the Executives and other relevant data, the Committee finds that the total compensation of the Executives, including the CEO, to be competitive, fair, reasonable, and not excessive.

Susan L. Bostrom R. Andrew Eckert Samuel Hellman, M.D. (Chairman)

AUDIT COMMITTEE REPORT

The Audit Committee of the Board—the Audit Committee—consists of three directors whose signatures appear below. Each member of the Audit Committee is “independent,” as defined in the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter annually, and did so in the Company’s November 2005 Audit Committee meeting (and its continuation in December 2005).

As required by the charter, the Audit Committee reviewed the Company’s financial statements for fiscal year 2005 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

In addition, the Audit Committee discussed with representatives of PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based on these discussions, the financial statements review and other matters it deemed relevant, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited financial statements for fiscal year 2005 be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005.

Furthermore, in connection with standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, and the fees the Company paid for these services, and also reviewed whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee determined that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for fiscal year 2006. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers LLP’s independence, including all relationships between PricewaterhouseCoopers LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, and their performance and qualifications as an independent registered public accounting firm and giving due consideration to the fact that the engagement audit partner of PricewaterhouseCoopers LLP for the Company is rotated on a regular basis as required by applicable law or regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers LLP to stockholders for ratification. In the event that this appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future appointment of PricewaterhouseCoopers LLP.

Ruediger Naumann-Etienne (Chairman) R. Andrew Eckert Kent J. Thiry**

** Mr. Thiry was appointed to the Audit Committee at the November 17, 2005 meeting of the Board.

PERFORMANCE GRAPH

This graph shows the total return on Varian Medical Systems, Inc. common stock and certain indices from September 29, 2000 until the last day of fiscal year 2005.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG VARIAN MEDICAL SYSTEMS, INC., THE S & P MIDCAP 400 INDEX AND
THE S & P HEALTHCARE EQUIPMENT INDEX

* $100 invested on 9/29/00 in Varian Medical Systems, Inc. common stock or in the S&P MidCap 400 index and S&P Health Care Equipment Index, including reinvestment of dividends.

	Cumulative Total Return
	9/29/00	9/28/01	9/27/02	9/26/03	10/1/04	9/30/05
VARIAN MEDICAL SYSTEMS, INC.	100.00	141.96	193.33	250.73	306.63	349.74
S & P MIDCAP 400	100.00	81.00	77.19	97.89	115.07	140.57
S & P HEALTH CARE EQUIPMENT	100.00	87.00	79.13	101.53	125.96	124.79

Appendix A

VARIAN MEDICAL SYSTEMS, INC.

AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

A-i

A-ii

A-iii

A-iv

VARIAN MEDICAL SYSTEMS, INC.
AMENDED AND RESTATED
2005 OMNIBUS STOCK PLAN

SECTION 1
BACKGROUND, PURPOSE AND DURATION

1.1   Effective Date.   This Amended and Restated 2005 Omnibus Stock Plan was adopted by Varian Medical Systems, Inc., a Delaware corporation, on November 19, 2004 (the “Adoption Date”) and became effective upon its approval by a majority of the shares of the common stock of the Company’s stockholders on February 17, 2005 (the “Effective Date”). On December 7, 2005, the Board approved this amended and restated Plan, provided that this Plan amendment is approved by a vote of the majority of the shares of the common stock of the Company which are present in person or by proxy and entitled to vote at the Company’s 2006 Annual Meeting of Stockholders.

1.2   Purpose of the Plan.   The Plan is intended to increase incentives and to encourage Share ownership on the part of (1) employees of the Company and its Affiliates, (2) consultants who provide significant services to the Company and its Affiliates, and (3) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is intended to further the growth and profitability of the Company. The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1   “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2   “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3   “Award” means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Deferred Stock Units.

2.4   “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5   “Board” means the Board of Directors of the Company.

2.6   “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7   “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.8   “Company” means Varian Medical Systems, Inc., a Delaware corporation, or any successor thereto.

2.9   “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.10   “Deferred Stock Unit” means a Deferred Stock Unit granted pursuant to Section 9.5.

2.11   “Director” means any individual who is a member of the Board.

2.12   “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time. Notwithstanding the foregoing, to the extent “Disability” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Disability” shall have the meaning set forth i section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

2.13   “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.14   “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.15   “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.16   “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.17   “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18   “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the arithmetic mean of the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined by the Committee. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19   “Fiscal Year” means the fiscal year of the Company.

2.20   “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.21   “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.22   “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.23   “Non-employee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.24   “Non-qualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.25   “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.26   “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

2.27   “Participant” means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

2.28   “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, and (j) Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as performance-based compensation under section 162(m) of the Code. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, “Determination Date” shall mean such date as the Committee may determine in its discretion.

2.29   “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.30   “Performance Share” means a Performance Share granted to a Participant pursuant to Section 8.

2.31   “Performance Unit” means a Performance Unit granted to a Participant pursuant to Section 8.

2.32   “Period of Restriction” means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.33   “Plan” means the Varian Medical Systems, Inc. Amended and Restated 2005 Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

2.34   “Prior Plans” means the Varian Medical Systems, Inc. Omnibus Stock Plan approved by the Company’s stockholders effective April 3, 1999 and the Varian Medical Systems, Inc. 2000 Stock Plan adopted by the Company’s Board of Directors effective November 17, 2000.

2.35   “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.36   “Restricted Stock Units” means a Restricted Stock Unit granted to a Participant pursuant to Section 7.

2.37   “Retirement” means, in the case of an Employee or a Non-employee Director, “Retirement” as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.38   “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.39   “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.40   “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.41   “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.42   “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.43   “Section 16 Person” means a person who, with respect to the Shares, is subject to section 16 of the 1934 Act.

2.44   “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.45   “Shares” means shares of the Company’s common stock, $1.00 par value.

2.46   “Stock Appreciation Right” or “SAR” means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

2.47   “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.48   “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Non-employee Director, a cessation of the Non-employee Director’s service on the Board for any reason. Notwithstanding the foregoing, to the extent that “Termination of Service” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Termination of Service” shall have the same meaning as “Severance from Service” as that term is defined in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

SECTION 3
ADMINISTRATION

3.1   The Committee.   The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “independent director” under section 303A.02 of the New York Stock Exchange listing standards rules, and (c) an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2   Authority of the Committee.   It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards (other than the Options granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures, agreements, arrangements, sub plans and terms as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee may reduce the amount payable under any Award (other than an Option) after the grant of such Award.

3.3   Delegation by the Committee.   The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3, or (c) with respect to Awards which are intended to qualify as performance-based compensation under section 162(m) of the Code.

3.4   Non-employee Directors.   Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Awards and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

3.5   Decisions Binding.   All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4
SHARES SUBJECT TO THE PLAN

4.1   Number of Shares.   As of the Effective Date, and subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 4,000,000, plus such number of Shares as are granted pursuant to substitute Options under Sections 5.3.3 and 9.3. Upon approval of this Plan by the stockholders of the Company, no further grants may be made under the Prior Plans, but Shares authorized for issuance under the Prior Plans that have not been issued under the prior Plans may be issued pursuant to Awards granted under this Plan in addition to the number of Shares specified immediately above. In addition, if an award previously granted under the Prior Plans terminates, expires, or lapses for any reason, any Shares subject to such award shall again be available to be the subject of an Award under the Plan. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares. For purposes of the total number of Shares available for grant under this Plan, any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as one (1) Share for every (1) Share issued, and any shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as three (3) Shares for every one (1) Share issued. All of the Shares available for issuance under the Plan may be issued as Incentive Stock Options.

4.2   Lapsed Awards.   If an Award terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award. In addition, if any Shares are tendered to the Company (whether by physical delivery or attestation) as full or partial payment for the exercise of an Option or in satisfaction of a tax withholding obligation pursuant to an Award, only the net Shares issued shall be deemed issued for purposes of determining the maximum number of Shares that may be issued under Section 4.1. Also, Shares issued pursuant to Awards assumed or issued in substitution of other awards in connection with the acquisition by the Company of an unrelated entity shall not reduce the maximum number of Shares issuable under Section 4.1.

4.3   Adjustments in Awards and Authorized Shares.   In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit of Section 5.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Options granted to Non-employee Directors, the foregoing adjustments shall be made by the Board. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5
STOCK OPTIONS

5.1   Grant of Options.   Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 4,000,000 Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof. Non-Qualified Stock Options may be granted under the Plan pursuant to Section 9 to Non-employee Directors by the Board, which shall determine the terms of such Options.

5.2   Award Agreement.   Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

5.3   Exercise Price.   Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1   Non-qualified Stock Options.   In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2   Incentive Stock Options.   In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3   Substitute Options.   Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

5.4   Expiration of Options.

5.4.1   Expiration Dates.   Except as set forth in each Award Agreement, each Option shall terminate no later than the first to occur of the following events:

(a)    The expiration of ten (10) years from the Grant Date; or

(b)   The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(c)    The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability; or

(d)   The expiration of three (3) years from the date of the Participant’s Retirement (subject to Section 5.8.2 regarding Incentive Stock Options); or

(e)    The date of the Participant’s Termination of Service by the Company for cause (as determined by the Company).

5.4.2   Death of Participant.   Notwithstanding Section 5.4.1, if a Participant who is an Employee dies prior to the expiration of his or her Options, his or her Options shall be exercisable until the expiration of three (3) years after the date of death. If a Participant who is a Consultant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

5.4.3   Committee Discretion.   Subject to the limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted and before such Option expires, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5   Exercisability of Options.   Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. If a Participant dies while an Employee, the exercisability of his or her Options shall be fully accelerated to the date of Termination of Service.

5.6   Payment.   Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker) Share certificates (which may be in book entry form) representing such Shares.

5.7   Restrictions on Share Transferability.   The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8   Certain Additional Provisions for Incentive Stock Options.

5.8.1   Exercisability.   The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2   Termination of Service.   If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

5.8.3   Company and Subsidiaries Only.   Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4   Expiration.   No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6
STOCK APPRECIATION RIGHTS

6.1   Grant of SARs.   Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 2,000,000 Shares.

6.2   Exercise Price and Other Terms.   The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3   SAR Agreement.   Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.4   Expiration of SARs.   A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.5   Payment of SAR Amount.   Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)   The number of Shares with respect to which the SAR is exercised.

6.6   Payment Upon Exercise of SAR.   At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1   Grant of Restricted Stock and Restricted Stock Units.   Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than 400,000 Shares of Restricted Stock or Restricted Stock Units.

7.2   Restricted Stock and Restricted Stock Units Agreement.   Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3   Transferability.   Shares of Restricted Stock or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4   Other Restrictions.   The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1   General Restrictions.   The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2   Section 162(m) Performance Restrictions.   For purposes of qualifying grants of Restricted Stock and Restricted Stock Units as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock or Restricted Stock Units under section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3   Legend on Certificates.   The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varian Medical Systems, Inc.”

7.5   Removal of Restrictions.   Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6   Voting Rights.   During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7   Dividends and Other Distributions.   During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8   Return of Restricted Stock to Company.   On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8
PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1   Grant of Performance Units and Shares.   Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant, provided that during any Fiscal Year, no more than 400,000 Performance Shares or Performance Units may be granted to any Participant.

8.2   Initial Value.   Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date, provided that such value shall not exceed the Fair Market Value of a Share on the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3   Performance Objectives and Other Terms.   The Committee shall set performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to the Participants. The Committee may set performance objectives based upon the achievement of Company-wide, business unit, or individual goals, or any other basis determined by the Committee in its discretion. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1   General Performance Objectives.   The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its discretion.

8.3.2   Section 162(m) Performance Objectives.   For purposes of qualifying grants of Performance Units or Shares as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Shares to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units or Shares which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units or Shares under section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4   Earning of Performance Units and Performance Shares.   After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for Award.

8.5   Form and Timing of Payment.   Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

8.6   Cancellation.   On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9
NON-EMPLOYEE DIRECTORS

9.1   Non-Employee Director Options.   Subject to the terms and provisions of the Plan, Non-qualified Stock Options may be issued to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Shares subject to each Option, and the terms and conditions of such Awards.

9.2   Terms of Options.

9.2.1   Option Agreement.   Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement, which shall be executed by the Non-employee Director and the Company.

9.2.2   Exercise Price.   The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.2.3   Exercisability.   Unless provided otherwise in an Award Agreement, each Option granted pursuant to this Section 9 shall be fully exercisable on the Grant Date.

9.2.4   Expiration of Options.   Unless provided otherwise in an Award Agreement, each Option shall terminate upon the first to occur of the following events:

(a)    The expiration of ten (10) years from the Grant Date; or

(b)   The expiration of three (3) months from the date of the Non-employee Director’s Termination of Service for a reason other than death, Disability, resignation or Retirement; or

(c)    The expiration of three (3) years from the date of the Non-employee Director’s Termination of Service by reason of completion of the Participant’s term as a Director, Disability or Retirement.

9.2.5   Death of Director.   Notwithstanding Section 9.2.4, if a Non-employee Director dies prior to the expiration of his or her options in accordance with Section 9.2.4, his or her options shall terminate three (3) years after the date of his or her death.

9.2.6   Not Incentive Stock Options.   Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.2.7   Other Terms.   Unless provided otherwise in an Award Agreement, all provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee’s discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

9.3   Substitute Options.   Notwithstanding the provisions of Section 9.2.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

9.4   Elections by Non-employee Directors.   Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. In addition, pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair and meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for an Option to purchase Shares. The number of Shares subject to such an Option received by any Non-employee Director shall equal the amount of foregone compensation multiplied by four (4) and divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. All Options granted pursuant to this Section 9.4 shall be subject to the restrictions of Section 9.2.

9.5   Deferred Stock Units.   Subject to the terms and provisions of the Plan, Awards of Deferred Stock Units may be granted to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Deferred Stock Units subject to each Award and the terms and conditions of such Awards.

9.6   Terms of Deferred Stock Units.

9.6.1   Deferred Stock Unit Agreement.   Deferred Stock Units granted pursuant to Section 9.5 shall be evidenced by a written Award Agreement, which shall be executed by the Non-employee Director and the Company.

9.6.2   Vesting.   Unless otherwise provided in an Award Agreement, Awards of Deferred Stock Units shall vest over a period of not less than one year from the date of grant, and may vest pro rata over such time. Vesting may be accelerated in limited situations such as death of the Non-employee Director and change in control of the Company.

9.6.3   Payment.   Except as may be provided in an Award Agreement, Deferred Stock Unit Awards will be paid in Shares. Awards of Deferred Stock Units may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.6.4   Other Terms.   Unless provided otherwise in an Award Agreement, all provisions of the Plan applicable to Restricted Stock Units not inconsistent with Section 9.5 and this Section 9.6 shall apply to Deferred Stock Units granted to Non-employee Directors.

SECTION 10
MISCELLANEOUS

10.1   No Effect on Employment or Service.   Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2   Participation.   No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3   Indemnification.   Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4   Successors.   All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5   Beneficiary Designations.   If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6   Nontransferability of Awards.   Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, or the Board in the case of Awards to Non-Employee Directors, may, in its sole discretion, permit the transfer of an Award to an individual or entity other than the Company (each transferee thereof a “Permitted Assignee”), subject to such restrictions as the Committee, or the Board, in its sole discretion may impose.

10.7   No Rights as Stockholder.   Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8   Withholding Requirements.   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9   Withholding Arrangements.   The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the minimum required tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

10.10   Deferrals.   The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, any deferral under this Section 10.10 shall be made in accordance with the provisions of section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

10.11   Dividend Equivalents.   Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, or the Board in the case of Awards to Non-Employee Directors, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, or the Board in the case of Non-Employee Directors, in its sole discretion, and the Committee or Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

SECTION 11
AMENDMENT, TERMINATION AND DURATION

11.1   Amendment, Suspension or Termination.   The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore issued to such Participant. Any amendment shall also, to the extent required by applicable law or regulation, be subject to stockholder approval. No Award may be granted during any period of suspension or after termination of the Plan.

11.2   Duration of the Plan.   The Plan shall commence on the date it is approved by the stockholders, and subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect for ten (10) years from the Adoption Date. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after ten (10) years from the Effective Date.

SECTION 12
LEGAL CONSTRUCTION

12.1   Gender and Number.   Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2   Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3   Requirements of Law.   The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4   Governing Law.   The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

12.5   Captions.   Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.
Dated	By
John W. Kuo
Corporate Vice President,
General Counsel & Secretary

[6314 - VARIAN MEDICAL SYSTEMS, INC.] [FILE NAME: ZVMS12.ELX] [VERSION - (5)] [12/15/05] [orig. 12/02/05]

DETACH HERE	ZVMS12

PROXY

VARIAN MEDICAL SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders - February 16, 2006
This Proxy is Solicited on Behalf of the Board of Directors

P R O X Y

The undersigned stockholder of Varian Medical Systems, Inc. hereby constitutes and appoints RICHARD M. LEVY and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Varian Medical Systems, Inc. to be held at the Sheraton Palo Alto Hotel, Justine’s Room, 625 El Camino Real, Palo Alto, California 94301, on February 16, 2006, at 4:00 p.m. PT, and at any adjournment(s) or postponement(s) thereof.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees for director, FOR the approval of the Varian Medical Systems, Inc. Amended and Restated 2005 Omnibus Stock Plan, FOR ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006 and in accordance with the judgment of the proxies as to the best interests of Varian Medical Systems, Inc. upon such other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, including with respect to cumulative voting for directors, this Proxy will be voted in accordance therewith. With respect to the election of directors, the proxies shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in such order as they may determine.

PLEASE FILL IN, DATE SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

HAS YOUR ADDRESS CHANGED?

(If you have written in the space above, please mark the corresponding box on the reverse side of this card) Continued and to be Signed on Reverse Side

VARIAN MEDICAL SYSTEMS, INC.

C/O COMPUTERSHARE

INVESTOR SERVICES

P.O. BOX 8694

EDISON, NJ 08818-8694

[6314 - VARIAN MEDICAL SYSTEMS, INC.] [FILE NAME: ZVMS11.ELX] [VERSION - (3)] [12/15/05] [orig. 12/02/05]

DETACH HERE	ZVMS11

☒	Please mark votes as in this example.	6314

The Board of Directors Recommends a Vote “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

VARIAN MEDICAL SYSTEMS, INC.
1.

To elect the following nominees for a term ending at the 2009 Annual Meeting of Stockholders:
Nominees: (01) Timothy E. Guertin, (02) David W. Martin and (03) Ruediger Naumann-Etienne
To elect the following nominee for a term ending at the 2007 Annual Meeting of Stockholders:
Nominee: (04) Kent J. Thiry

2. 3.

Approval of the Amended and Restated Varian

Medical Systems, Inc. 2005 Omnibus Stock Plan.

Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006.

						FOR ☐ ☐	AGAINST ☐ ☐	ABSTAIN ☐ ☐
	FOR ALL NOMINEES	☐	☐ WITHHELD FROM ALL NOMINEES
	☐			The proxies are authorized to vote on such other business as is properly brought before the
	For, except vote withheld from the following nominee(s) written above			Annual Meeting for action in accordance with their judgment as to the best interests of the
Company.

				Mark box at right if an address change has been made on the reverse side of this card.				☐

NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their name.

Signature:			Date:	Signature:	Date: